Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
By and Among
OPPFI INC.,
BIRCH MERGER SUB, LLC
and
BNCCORP, INC.

Dated as of April 28, 2026

Page
ARTICLE I

The Merger

SECTION 1.01.    The Merger    2
SECTION 1.02.    Closing    2
SECTION 1.03.    Effective Time    2
SECTION 1.04.    Effects of the Merger    3
SECTION 1.05.    Certificate of Formation and Operating Agreement of the Surviving Company    3
SECTION 1.06.    Managing Member and Officers of the Surviving Company    3
SECTION 1.07.    Bank Merger    3
SECTION 1.08.    Other Core Transactions    4
ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates
SECTION 2.01.    Effect on Capital Stock    4
SECTION 2.02.    Exchange Matters    5
SECTION 2.03.    Treatment of Nonqualified Deferred Compensation Plan and Deferred Compensation Plan for Directors    10
SECTION 2.04.    Adjustments    10
SECTION 2.05.    Fractional Shares    10
SECTION 2.06.    Appraisal Rights    11
SECTION 2.07.    Tax Treatment    11
ARTICLE III

Representations and Warranties of the Company
SECTION 3.01.    Organization; Standing; Subsidiaries    12
SECTION 3.02.    Capitalization    13
SECTION 3.03.    Authority; Noncontravention    16
SECTION 3.04.    Governmental Approvals    17
SECTION 3.05.    Regulatory Reports    18
SECTION 3.06.    Financial Matters    18
SECTION 3.07.    Absence of Certain Changes    22
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(continued)
Page
SECTION 3.08.    Legal Proceedings    23
SECTION 3.09.    Compliance with Laws; Permits    23
SECTION 3.10.    Tax Matters    26
SECTION 3.11.    Employee Benefits    29
SECTION 3.12.    Labor Matters    32
SECTION 3.13.    Environmental Matters    33
SECTION 3.14.    Intellectual Property    34
SECTION 3.15.    Data Privacy and Technology; Information Security    36
SECTION 3.16.    Property    38
SECTION 3.17.    Contracts    41
SECTION 3.18.    Top Vendors    45
SECTION 3.19.    Insurance    46
SECTION 3.20.    No Rights Agreement; Anti-Takeover Provisions    46
SECTION 3.21.    Community Reinvestment Act Performance    46
SECTION 3.22.    Agreements with Governmental Authorities    46
SECTION 3.23.    Investment Securities    47
SECTION 3.24.    Derivative Instruments and Transactions    47
SECTION 3.25.    Loan Matters    48
SECTION 3.26.    Deposits    50
SECTION 3.27.    Allowance for Credit Losses    50
SECTION 3.28.    Transactions with Affiliates and Insiders    51
SECTION 3.29.    Selected Activities    51
SECTION 3.30.    Opinion of Financial Advisors    51
SECTION 3.31.    Brokers and Other Advisors    51
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
SECTION 4.01.    Organization; Standing    52
SECTION 4.02.    Authority; Noncontravention    52
SECTION 4.03.    Capitalization    53
SECTION 4.04.    Parent SEC Documents; Financial Statements; Information Supplied    54
SECTION 4.05.    Absence of Certain Changes    57
SECTION 4.06.    Compliance with Laws    57
SECTION 4.07.    Governmental Approvals    59
SECTION 4.08.    Operations of Merger Sub    59
SECTION 4.09.    Sufficiency    59
SECTION 4.10.    Certain Arrangements    60
SECTION 4.11.    Brokers and Other Advisors    60
SECTION 4.12.    Legal Proceedings    60
SECTION 4.13.    Ownership of Equity of the Company    60
SECTION 4.14.    No Foreign Persons    60
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(continued)
Page
SECTION 4.15.    Regulatory Reports    61
SECTION 4.16.    Intellectual Property    61
SECTION 4.17.    Tax Matters    62
SECTION 4.18.    Transactions with Affiliates and Insiders    63
SECTION 4.19.    Employee Benefits.    63
SECTION 4.20.    Parent Restructuring.    63
ARTICLE V

Additional Covenants and Agreements
SECTION 5.01.    Conduct of the Company’s Business and Parent’s Business    64
SECTION 5.02.    Solicitation; Change in Recommendation    72
SECTION 5.03.    Efforts    79
SECTION 5.04.    Public Announcements    83
SECTION 5.05.    Access to Information; Confidentiality    83
SECTION 5.06.    Indemnification and Insurance    84
SECTION 5.07.    Employee Matters    87
SECTION 5.08.    Notification of Certain Matters; Stockholder Litigation and Engagement    89
SECTION 5.09.    Merger Sub Expenditures and Distributions    91
SECTION 5.10.    Exchange De-listing    91
SECTION 5.11.    Preparation of Registration Statement; Preparation of Proxy Statement; Company Stockholders’ Meeting    91
SECTION 5.12.    Trust Preferred Securities    93
SECTION 5.13.    Financing Assistance from the Company    93
SECTION 5.15.    Operating Functions    98
SECTION 5.16.    Cooperation    98
SECTION 5.17.    Real Property Matters    99
SECTION 5.18.    Certain Tax Matters    100
ARTICLE VI

Conditions to the Transactions
SECTION 6.01.    Conditions to Each Party’s Obligation to Effect the Transactions    100
SECTION 6.02.    Conditions to the Obligations of Parent and Merger Sub    101
SECTION 6.03.    Conditions to the Obligations of the Company    102
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(continued)
Page
ARTICLE VII

Termination
SECTION 7.01.    Termination    103
SECTION 7.02.    Effect of Termination    106
SECTION 7.03.    Termination Fee    106
ARTICLE VIII

Miscellaneous
SECTION 8.01.    Non-Survival of Representations, Warranties and Agreements    108
SECTION 8.02.    Disclosure Letters    108
SECTION 8.03.    Acknowledgment by the Company    109
SECTION 8.04.    Acknowledgment by Parent and Merger Sub    109
SECTION 8.05.    Amendment or Supplement    110
SECTION 8.06.    Extension of Time, Waiver, etc    110
SECTION 8.07.    Assignment    111
SECTION 8.08.    Counterparts    111
SECTION 8.09.    Entire Agreement; No Third-Party Beneficiaries    111
SECTION 8.10.    Governing Law; Jurisdiction    111
SECTION 8.11.    Specific Enforcement    112
SECTION 8.12.    WAIVER OF JURY TRIAL    113
SECTION 8.13.    Notices    113
SECTION 8.14.    Severability    114
SECTION 8.15.    Definitions    114
SECTION 8.16.    Fees and Expenses    128
SECTION 8.17.    Performance Guaranty    128
SECTION 8.18.    Interpretation    128
SECTION 8.19.    Confidential Supervisory Information    129

Exhibit A - List of Signatories to Voting and Restriction Agreement
Exhibit B - Form of Voting and Restriction Agreement

-iv-

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2026 (this “Agreement”), is by and among OppFi Inc., a Delaware corporation (“Parent”), Birch Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and BNCCORP, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.15.
WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth herein;
WHEREAS, immediately following the Merger, an interim national bank and wholly owned subsidiary of Parent to be formed following the date hereof (the “Oak Interim Bank”) will be merged with and into Birch Bank, with Birch Bank as the surviving bank (the “Bank Merger”, and together with the Merger, the “Mergers”).
WHEREAS, immediately following the Bank Merger, Parent shall promptly contribute or cause to be contributed by merger or otherwise certain assets to Surviving Bank (as defined below) and Surviving Bank will execute its business plan (collectively, such transactions, the “Core Transactions”);
WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) adopted a resolution recommending that the stockholders of the Company approve the Transactions, including the Mergers (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders;
WHEREAS, as a condition and an inducement for Parent to enter into this Agreement, each stockholder, director or officer of the Company listed on Exhibit A hereto has simultaneously herewith entered into a voting and lockup agreement substantially in the form attached hereto as Exhibit B (the “Voting and Restriction Agreement”);
WHEREAS, the Board of Directors of Parent, at a meeting duly called and held, has unanimously adopted this Agreement and duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the

Transactions, including the Mergers and the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement;
WHEREAS, Parent, in its capacity as the managing member of Merger Sub, has (i) determined that it is in the best interests of Merger Sub, and declared it advisable that, Merger Sub enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, and (iii)  approved and adopted this Agreement and the consummation by Merger Sub of the Transactions, including the Mergers, by written consent in accordance with the DLLCA;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I

The Merger
Section 1.01.The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving company in the Merger. Merger Sub, as the surviving company after the Merger, is hereinafter referred to as the “Surviving Company”.
Section 1.02.Closing. Unless this Agreement has earlier been terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth (5th) Business Day following the satisfaction or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), remotely by exchange of documents and signatures (or their electronic counterparts) unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.
Section 1.03.Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the Company shall cause a certificate of merger to be duly executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”) and to be filed with the Secretary of State of the State of Delaware (the “DE SOS”), and shall make all other filings, recordings or publications, and deliver or cause to be delivered, as applicable, any Taxes and fees, required under the DGCL and the DLLCA in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with and accepted for record by the DE SOS or at such later time (not to exceed thirty (30) days after the Certificate of Merger is accepted for record by the DE SOS) as is agreed to by the parties hereto in writing prior to the filing of the Certificate of Merger and specified in the Certificate of Merger in accordance with the DGCL and the DLLCA (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
Section 1.04.Effects of the Merger. From and after the Effective Time, the Merger shall have the effects provided in this Agreement and in the applicable provisions, including Section 264 of the DGCL and Section 18-209 of the DLLCA.
Section 1.05.Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, (a) the certificate of formation of the Surviving Company shall remain in its entirety to be in the form of the certificate of formation of Merger Sub, until thereafter amended, as provided therein or by applicable Law (and subject to Section 5.06) and (b) the limited liability company agreement of the Surviving Company shall remain in its entirety to be in the form of the limited liability company agreement of Merger Sub (the “Operating Agreement”), until thereafter amended as provided therein or by applicable Law (and subject to Section 5.06).
Section 1.06.Managing Member and Officers of the Surviving Company.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the managing member of Merger Sub immediately prior to the Effective Time shall be the managing member of the Surviving Company immediately following the Effective Time, and shall hold office until its successor is duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Operating Agreement or applicable Law.
(b)At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the Operating Agreement or applicable Law.
Section 1.07.Bank Merger. Immediately following the Merger (and, for the avoidance of doubt, following the establishment of Oak Interim Bank), Oak Interim Bank will be merged with and into Birch Bank, with Birch Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of Oak Interim Bank shall cease. The parties hereto agree that the Bank Merger shall become effective immediately following the Merger (and, for the avoidance of doubt, following the establishment of Oak Interim Bank). The Bank Merger shall be implemented pursuant to a subsidiary plan of merger (the “Subsidiary Plan of Merger”), in a form to be mutually agreed between Parent and the Company. In order to obtain the necessary regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished: (a) prior to filing applications for receipt of regulatory approval of the Bank Merger, (i) (A) the Company shall cause the board of directors of Birch Bank to approve the Subsidiary Plan of Merger, (B) the Company, as the sole stockholder of Birch Bank, shall approve the Subsidiary Plan of Merger, and (C) the Company shall cause the Subsidiary Plan of Merger to be duly executed by Birch

Bank and delivered to Parent, and, (ii) (y) if required, the board of directors of Parent shall approve the Subsidiary Plan of Merger, and (z) Parent shall execute and deliver to Birch Bank the Subsidiary Plan of Merger, and (b) as soon as practicable following the receipt of regulatory approval of the formation of Oak Interim Bank, (i) Parent shall cause the board of directors of Oak Interim Bank to approve the Subsidiary Plan of Merger, (ii) Parent, as the sole stockholder of Oak Interim Bank, shall approve the Subsidiary Plan of Merger, and (iii) Parent shall cause the Subsidiary Plan of Merger, or a joinder thereto, to be duly executed by Oak Interim Bank and delivered to the Company. Prior to the Effective Time, the Company shall cause Birch Bank, and Parent shall cause Oak Interim Bank, to execute and file such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.
Section 1.08.Other Core Transactions. The Company, Birch Bank and Parent will cooperate and use their respective reasonable best efforts to effect the Core Transactions as contemplated in the recitals to this Agreement. Parent agrees that it shall have principal responsibility for effecting the foregoing and obtaining the regulatory approvals with respect thereto, and the Company and Birch Bank will cooperate in good faith and take such actions as are reasonably required in connection with the application process and authorization of such matters, which such actions shall be in accordance with applicable Law.
ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates
Section 2.01.Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any membership interest of Merger Sub:
(a)Cancellation of Certain Shares. All shares of Company Common Stock that are (i) owned by the Company (including as treasury stock) or (ii) held by Parent or Merger Sub, in each case immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).
(b)Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) the Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive (A) an amount in cash equal to $19.375 per share, without interest (such amount, the “Cash Consideration”) and (B) such number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to compliance with the procedures set forth in Section 2.02. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or of non-certificated shares of Company Common Stock held in direct registry form (each, a “Book-Entry Share”) (other than Share Certificates or Book-Entry Shares representing (x) Canceled Shares and (y) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid and issued in consideration therefor.

Section 2.02.Exchange Matters.
(a)Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock and the distribution of the Stock Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) cash in an aggregate amount sufficient to pay the Cash Consideration, other than the amount payable in lieu of fractional shares pursuant to Section 2.05 and (ii) shares of Parent Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration and (iii) in addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable on such shares of Parent Common Stock pursuant to Section 2.02(c) which had not theretofore been surrendered for exchange pursuant to Section 2.02(c) (such cash, shares of Parent Common Stock and dividends or other distributions with respect thereto are collectively referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the cash included in the Exchange Fund shall be invested by the Exchange Agent if and as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.
(b)Exchange Procedures.
(i)As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Company shall cause the Exchange Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of a Share Certificate (other than a Share Certificate representing (A) Canceled Shares or (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Exchange Agent), which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, and (y) instructions for use in effecting the surrender of such Share Certificate to the Exchange Agent in exchange for the Merger Consideration as provided in Section 2.01(b).

(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Exchange Agent), and surrender to the Exchange Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)), as contemplated in subsection (i) of this Section 2.02(b), Parent and the Surviving Company shall instruct the Exchange Agent to, as promptly as practicable, pay and distribute to the holder of such Share Certificate the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement (in each case, with respect to the shares of Company Common Stock formerly represented by such Share Certificate), and the Share Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate (other than a Share Certificate representing (A) Canceled Shares and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.02.
(iii)(A) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (x) Canceled Shares or (y) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Exchange Agent or to take any other action to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(b); provided, that such Persons may be required to comply with procedures as may customarily be required by the Exchange Agent for holders of Book-Entry Shares. (B) With respect to shares of Company Common Stock held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.01(b).
(iv)If payment and distribution of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Share Certificate is registered, Parent may cause the Exchange Agent to pay and distribute the Merger Consideration to such Person only if such Share Certificate (if applicable) is properly endorsed and otherwise in proper form for transfer and is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes required by reason of the payment and distribution of the Merger Consideration to a Person other than the Person in whose name the surrendered Share

Certificate is registered have been paid or are not applicable. Payment and distribution of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company. None of Parent, Merger Sub or the Surviving Company shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance.
(c)Distributions with Respect to Unexchanged Shares.
(i)No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Share Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.05, until the surrender of such Share Certificate in accordance with this Section 2.02. Subject to applicable Law, following surrender of any such Share Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.
(ii)Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares in accordance with this Section 2.02, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.
(d)Transfer Books; No Further Ownership Rights. The Merger Consideration paid and issued in respect of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Share Certificates or Book-Entry Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.02(c)), and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to Parent, the Surviving Company or the Exchange Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.
(e)Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Exchange Agent (or, after dissolution of the Exchange Fund, Parent) will pay and distribute, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid and distributed in respect of the shares of Company Common Stock formerly represented by such Share Certificate, as contemplated by this Article II, and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.02(c) had such lost, stolen or destroyed Share Certificate been surrendered as provided in this Article II.
(f)Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, Parent and the Surviving Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Company, as applicable, for, and Parent and the Surviving Company shall remain liable for, payment and distribution of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Subject to Section 2.02(g), any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(g)No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Company or the Exchange Agent shall be liable to any Person for any Merger Consideration or portion of the Exchange Fund properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Share Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Share Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Company, subject to the claims of any holder of Company Common

Stock entitled to payment of Merger Consideration who has not heretofore complied with this Article II.
(h)Withholding. Each of Parent, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any amounts so deducted or withheld shall be paid over to the relevant Governmental Authority.
Section 2.03.Treatment of Nonqualified Deferred Compensation Plan and Deferred Compensation Plan for Directors. Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to provide for the treatment of the BNCCorp, Inc. Nonqualified Deferred Compensation Plan and the BNCCorp, Inc. Deferred Compensation Plan for Directors contemplated in Section 2.03 of the Company Disclosure Letter. The form and substance of any such resolutions or other actions shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.
Section 2.04.Adjustments. If between the date hereof and the Effective Time, any change in the outstanding shares of Company Common Stock or Parent Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock or Parent Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other number or amount contained herein which is based upon the price or the number or fraction of shares of Company Common Stock or Parent Common Stock shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock or Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) in no event shall the aggregate Merger Consideration after giving effect to any such event exceed the value of the Merger Consideration that would have been payable pursuant to Section 2.01 had such event not occurred and (b) nothing in this Section 2.04 shall permit any party to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.
Section 2.05.Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01 and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock. All fractional shares to which a single record holder of Company Common Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places. In lieu of any such fractional shares, each holder of Company Common Stock that would otherwise be entitled to such fractional shares shall be entitled to be paid an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) such fractional part of a share of Parent Common Stock and (b) the closing price on the NYSE for a share of Parent Common Stock on the last trading day immediately preceding the date of this Agreement. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.
Section 2.06.Appraisal Rights.
(a)Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(b), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(b), without interest thereon.
(b)The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle (or offer to settle), any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or notices.
Section 2.07.Tax Treatment. For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except (i) as set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (ii) as set forth in the Company OTC Documents filed or furnished concurrently with or prior to the execution of this Agreement:

Section 3.01.Organization; Standing; Subsidiaries.
(a)The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the DE SOS and has all requisite corporate power and corporate authority necessary to own, lease, and operate all of its properties and assets, and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such license or qualification is necessary (including to own or lease its properties and assets), except for those jurisdictions where failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company is a bank holding company duly registered with the Federal Reserve under the BHC Act. The Company has made available to Parent complete and correct copies of the Company Charter Documents and any certificate of formation, bylaws or equivalent organizational or governing documents of each Subsidiary of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.
(b)All of the Subsidiaries of the Company and their respective jurisdictions of incorporation, organization or formation are set forth on Section 3.01(b) of the Company Disclosure Letter. Except as set forth on Section 3.01(b) of the Company Disclosure Letter, and except for the Equity Interests of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in any Person, or any interest convertible into, exercisable or exchangeable for any such Equity Interest. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation (where such concept is recognized under applicable Law) and has all corporate or organizational power and corporate or organizational authority required to own, lease, and operate all of its properties and assets and to carry on its business as now conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such license or qualification is necessary (including to own or lease its properties and assets), except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect. Birch Bank is authorized by the OCC to engage in the business of banking as a national bank. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each Subsidiary of the Company, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary. There are no Company Subsidiary Securities other than those owned by the Company or one of its Subsidiaries.
Section 3.02.Capitalization.
(a)The authorized capital stock of the Company consists of 11,300,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Shares”). At the close of business on April 27, 2026 (the “Capitalization Date”), (i) 3,544,274 shares of Company Common Stock were issued and outstanding, and (ii) no Company Preferred Shares were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under applicable Laws, any provision of the Company Charter Documents or any Contract to which the Company or its Subsidiaries is a party or otherwise bound. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of capital stock of, or other equity or voting interest in, the Company.
(b)Except as described in Section 3.02(a) or set forth in Section 3.02(b) of the Company Disclosure Letter, since the Capitalization Date through the date hereof and, except as expressly permitted pursuant to Section 5.01(b)(i), after the date hereof through the Closing, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscriptions, options, warrants, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), obligations, commitments or agreements to acquire from the Company any capital stock of, other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company (nor has the Company or any of its Subsidiaries made any promises to issue or grant any such arrangements), (iv) no obligations, commitments or agreements of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, the Company, (v) to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”), (vi) no stockholder agreements, voting trusts or other agreements, arrangements or understandings to which the Company is a party or of which the Company has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of the Company, and (vii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding obligations, commitments or agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company or any of its Subsidiaries to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or Company Subsidiary Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities or Company Subsidiary Securities. The Company has no debt that is secured by Birch Bank capital stock.

(c)There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of its Subsidiaries may vote (“Company Voting Debt”).
(d)The authorized capital stock of Birch Bank consists of 50,000 shares of common stock, par value $100.00 per share (the “Birch Bank Common Stock”). 15,000 shares of Birch Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Birch Bank Common Stock (and other equity interests in Birch Bank) are directly and beneficially owned and held by the Company, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Laws and restrictions on transfer that arise pursuant to this Agreement or other relevant documents relating to the Transaction).
(e)There are no (i) Contracts under which Birch Bank is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Birch Bank, (ii) Contracts under which Birch Bank is or may become obligated to register shares of the Company’s capital stock or other securities under the Securities Act, (iii) stockholders agreements, voting trusts or other agreements, arrangements or understandings to which Birch Bank is a party or of which the Company has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Birch Bank, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholder of Birch Bank may vote. The Company and its Subsidiaries are under no obligation to register under the Securities Act the shares or any other securities of Birch Bank, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Birch Bank is or could be required to register shares of Birch Bank’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Birch Bank.
(f)Except as set forth on Section 3.02(f) of the Company Disclosure Letter, all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (the “Company Subsidiary Securities”) are owned directly or indirectly, beneficially and of record, by the Company or a Subsidiary of the Company, in each case, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests arising under applicable securities Laws). Each Company Subsidiary Security which is held, directly or indirectly, by the Company or a Subsidiary of the Company, is duly authorized, validly issued, and, to the extent applicable, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws and Contracts to which such Subsidiary is a party or bound. There are (i) no outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Subsidiary, (ii) no existing Equity Rights with respect to the securities of any

Subsidiary of the Company, (iii) no obligations, commitments or agreements of any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock of, or other equity or voting interest in, such Subsidiary, and (iv) no obligations, commitments or agreements of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Subsidiary Security. None of the outstanding shares of capital stock of any Subsidiary of the Company has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person. There are no outstanding obligations, commitments or agreements of any kind that obligate any Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Security, or obligate any of Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Subsidiary Security, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any capital stock of, or other equity or voting interest in, such Subsidiary. Section 3.02(f) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company.
Section 3.03.Authority; Noncontravention.
(a)The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.13 are true and correct and, subject to the receipt of the Company Stockholder Approval and the Regulatory Approvals (as defined below), to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.13 are true and correct, the consummation by it of the Transactions have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b)The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions, including the Mergers, are advisable on substantially the terms and conditions set forth or referred to in this Agreement and such resolution, (iii) adopted a resolution making the Company Board Recommendation and

(iv) directed that this Agreement and the Transactions, including the Mergers, be submitted for consideration at a special meeting of the stockholders.
(c)Assuming the representations and warranties set forth in Section 4.13 are true and correct, the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the Merger (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions, including the Mergers.
(d)Except as set forth in Section 3.03(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (with or without notice or lapse of time or both) (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 3.04 are made and, as applicable, obtained, and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate or conflict with any Law or Judgment applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (y) violate, conflict with, breach, constitute a default (with or without notice or lapse of time, or both) under, or give rise to or result in any right of termination, acceleration, payment, modification, right of first refusal, or cancellation of, or approval, consent or notice under, any Contract or Permit to which the Company or any of its Subsidiaries is a party or (z) result in the creation or imposition of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not have a Company Material Adverse Effect.
Section 3.04.Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement, (b) compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, (d) compliance with the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the Federal Reserve Act, the Federal Deposit Insurance Act and the National Bank Act, (e)  the consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations from the OCC, Federal Reserve, Federal Deposit Insurance Corporation, and any other Governmental Authority (including any state banking or consumer finance regulatory agency) necessary or advisable to effect the Mergers and the Core Transactions and to retain the existing regulatory capital treatment of the Trust Preferred Securities as described in Section 5.12, (f) compliance with any applicable state securities or blue sky laws, (g) those consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations that arise solely as a result of the specific identity, structure, ownership, insiders or business plan of Parent (and would not apply to a third party acquiror of the Company), and (h) such consents, approvals, or notifications as may be associated with any loans or loan programs sponsored or guaranteed by a Governmental Authority as described on Section 3.04 of the Company Disclosure Letter, and assuming the representations and warranties set forth in Section 4.14 are true and correct, to Knowledge of the Company, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Company Material Adverse Effect. Those items listed above in (e) and (g) are collectively referred to herein as the “Regulatory Approvals.”
Section 3.05.Regulatory Reports . Since January 1, 2023, the Company and each of its Subsidiaries has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the OCC, FDIC, the Federal Reserve or any other Governmental Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of the Company or any of its Subsidiaries. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Governmental Authority. Subject to Section 8.19, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Governmental Authority. Since January 1, 2023, and subject to Section 8.19, there (a) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of the Company or any of its Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of the Company or any of its Subsidiaries. Subject to Section 8.19 and except for routine examinations conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into or Action with respect to the business, operations, policies or procedures, or compliance with applicable Law of the Company or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have a material impact on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.
Section 3.06.Financial Matters.
(a)The Company has filed with, or furnished on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by the Company and its Subsidiaries pursuant to the “OTCQX Best Market tier” disclosure guidelines of the OTC Markets Group, Inc. (“OTC”) since January 1, 2023 (collectively, the “Company OTC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Company OTC Documents complied in all material respects with the requirements of the “OTCQX Best Market tier”. None of the Company OTC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Financial Industry Regulatory Authority and OTC as to the quotation of the Company Common Stock on the “OTCQX Best Market tier” of the OTC Best Market.
(c)Each of the following have been made available to Parent prior to execution of this Agreement: (i) the audited (A) consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each of the fiscal years ended December 31, 2025, 2024 and 2023, and (ii) consolidated balance sheets of the Company and its Subsidiaries at December 31, 2025, 2024 and 2023, in each case together with the report and opinion of the auditor of the Company (the financial statements described in this clause (A), the “Audited Financial Statements”), and (B) the unaudited (i) consolidated statements of income of the Company for the two (2)-month period ended February 28, 2026, and (ii) consolidated balance sheets of the Company at February 28, 2026 (such date, the “Company Balance Sheet Date”) (such balance sheet, together with the other financial statements described in clause (B), the “Unaudited Financial Statements”). The Audited Financial Statements and Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”. The Financial Statements complied as to form in all material respects with the published “OTCQX Best Market tier” disclosure guidelines of OTC with respect thereto, have been prepared in all material respects in accordance with the Accounting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).
(d)Neither the Company nor any of its Subsidiaries has incurred any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense, claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, which would be required to be included in the Audited Financial Statements if incurred on the date thereof, except (i) as set forth in Section 3.06(d) of the Company Disclosure Letter, (ii) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of the Company Balance Sheet Date or as otherwise included in the Company OTC Documents filed or furnished prior to the date hereof, (iii) for liabilities incurred, in each case, in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iv) arising pursuant to this Agreement or incurred in connection with the transactions contemplated hereby, including the Mergers, and (v) for liabilities which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)The financial statements contained in the FR Y-9SP of the Company and the Call Report of Birch Bank, respectively, (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with the Accounting Standards, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited financial statements of the Company), and (iii) fairly present in all material respects the financial condition of the Company and Birch Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount. The financial statements contained in the FR Y-9SP of the Company and the Call Reports of Birch Bank, respectively, to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with the Accounting Standards, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited financial statements of the Company), and (C) will fairly present in all material respects the financial condition of the Company and Birch Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity of the Company and Birch Bank, respectively, for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount.
(f)Each of the Company and Birch Bank has in place sufficient systems and processes that are customary for a financial institution of the size of the Company and Birch Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the financial statements of the Company and the Call Report of Birch Bank, in accordance in all material respects with the Accounting Standards, (ii) in a timely manner accumulate and communicate to the Company and Birch Bank’s principal executive officer and principal financial officer all material information of the type that would be required to be disclosed in the Company’s financial statements, including the financial statements included in Birch Bank’s Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Governmental Authority, (iii) ensure access to the Company and Birch Bank’s properties and assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such properties and assets is compared with existing properties and assets at regular intervals and appropriate action is taken with respect to any differences. Neither the Company nor Birch Bank nor, to Knowledge of the Company, any Representative of any the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the financial statements of the Company, Birch Bank’s Call Report, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no instance of fraud by the Company or any of its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.
(g)Except to the extent they have been outsourced in compliance with applicable Law, safety and soundness standards, and regulatory guidance regarding third party risk management, the records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its Subsidiaries or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company or Birch Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. The Company and Birch Bank have disclosed, based on their most recent evaluation prior to the date hereof, to their outside auditors and the audit committee of their respective boards of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls, which are reasonably likely to adversely affect their ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls over financial reporting.
(h)During the periods covered by the financial statements of the Company, the Company’s and Birch Bank’s outside auditor was independent of the Company, its Subsidiaries and their respective management, pursuant to the applicable auditor independence requirements of the Securities Act, the Exchange Act, and rules promulgated thereunder, and the rules and standards of the Public Company Accounting Oversight Board. As of the date hereof, the outside auditor for the Company and Birch Bank has not resigned or been dismissed as a result of or in connection with any disagreements with the Company or Birch Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(i)As of the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the American Institute of Certified Public Accountants) in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, there have not been any material investigations of any current or former officers of the Company or any of its Subsidiaries.
(j)The information supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Transaction SEC Filings will be included, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, at the time first sent or given to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the DGCL and, as and to the extent applicable, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.
Section 3.07.Absence of Certain Changes.
(a)From the Company Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.
(b)Since the Company Balance Sheet Date, there has not been any Company Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Company Material Adverse Effect.
(c)From the Company Balance Sheet Date through the date of this Agreement, to the Knowledge of the Company, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any covenants set forth in Section 5.01(b).
Section 3.08.Legal Proceedings. Subject to Section 8.19, except as set forth in Section 3.08 of the Company Disclosure Letter, and except as would not have a Company Material Adverse Effect, there is no (a) pending or, to the Knowledge of the Company, threatened claim, complaint (including a qui tam complaint), audit, civil investigative demand, subpoena, legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, arbitration award, settlement, grant, consent, decision, writ or decree of any Governmental Authority (a “Judgment”) memorandum of understanding, or settlement imposed upon or with the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Subject to Section 8.19, to the Knowledge of the Company, there are no pending or threatened material investigations or whistleblower complaints, whether formal or informal, with respect to the Company or any of its Subsidiaries. As of the date hereof, to the Knowledge of the Company, (i) there are no written complaints, pending allegations, claims or Actions, relating to alleged or actual discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president, and (ii) none of the Company or its Subsidiaries are currently negotiating a settlement Contract with any employee of the Company or any other Person that involves allegations of discrimination or harassment (including sexual harassment) or sexual misconduct by any employee of the Company or its Subsidiaries at or above the level of senior vice president.
Section 3.09.Compliance with Laws; Permits.
(a)The Company and each of its Subsidiaries, and their respective predecessors and Affiliates, are, and have been, in compliance with and not in default under or violation of all Laws, regulatory capital requirements, Judgments or conditions imposed in writing by a Governmental Authority applicable to the Company or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Company Material Adverse Effect.
(b)The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Company Material Adverse Effect. All such Permits are in full force and effect and no suspension, revocation, conditioning or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, revocation, conditioning or cancellation of, any of such Permits would not have a Company Material Adverse Effect.
(c)Neither the Company nor any of its Subsidiaries has received any written notice that the Company or any of its Subsidiaries is not in compliance with or in default under violation of any Law applicable to the Company or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation would not have a Company Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Permit, except as would not have a Company Material Adverse Effect.
(d)Each of the Company, its Subsidiaries and each of its and their respective directors, officers and, to the Knowledge of the Company, employees and their other Representatives acting on its or their behalf, are, and have been, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, and all other rules and regulations promulgated thereunder or any other applicable Laws concerning or relating to bribery and corruption (“Anti-Corruption Laws”).
(e)The Company, and each of its Subsidiaries and, to the Knowledge of the Company, each of its and their respective directors, officers and employees acting in such capacity and other Representatives acting on its or their behalf, is and have been since January 1, 2021 in compliance in all material respects with all applicable Laws concerning or relating to the prevention of money laundering, combatting of terrorism financing, and related financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970 and any implementing regulations or rules promulgated under any such Laws, including those issued by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or any other financial services regulatory authority with jurisdiction over the Company or any of its Subsidiaries (“AML Laws”). Each of the Company and its Subsidiaries, as applicable, has adopted, implemented and maintains an anti-money laundering program, including policies and procedures, in accordance with each such entity’s obligations under AML Laws that addresses, as applicable: (i) verifying customer identities; (ii) conducting ongoing customer due diligence, including transaction monitoring and verifying beneficial ownership identities of legal entity customers; (iii) filing reports; (iv) maintaining records; (v) conducting ongoing training of applicable personnel on anti-money laundering; (vi) appointing, and designating the responsibilities of, an anti-money laundering compliance officer; (vii) maintaining a system of internal controls to ensure compliance with such program; and (viii) conducting independent testing for compliance with such program. None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of its and their respective directors, officers and employees acting in such capacity or any of its and their other Representatives acting on its or their behalf, has engaged in or been convicted of any Law pertaining to the use of proceeds of crime, any “specified unlawful activity” as defined in 18 U.S.C. § 1956 or any other predicate offense to money laundering.
(f)Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and, to the Knowledge of the Company, each of its and their respective directors, officers and employees acting in such capacity and each of its and their Representatives and agents acting on its or their behalf, is and have been in compliance with all applicable Laws concerning consumer protection (“Consumer Protection Laws”), lending and deposits.
(g)None of the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its and their respective directors, officers, and employees acting in such capacity nor any of its and their Representatives and or agents acting on its or their behalf, is a Person that is, or is owned or controlled by a Person that is or has been, a Restricted Party.
(h)The Company, its Subsidiaries and, to the Knowledge of the Company, acting in such capacity, their respective directors, officers, employees, Representatives, and agents are and have at all times been, in compliance in all material respects with any applicable Sanctions and Export-Import Laws.
(i)None of the Company, its Subsidiaries nor, to the Knowledge of the Company, acting in such capacity, their respective directors, officers, employees, Representatives, or agents is engaged or have at all times been engaged in any dealings directly or indirectly, with any Restricted Party.
(j)Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions or Export-Import Laws;
(k)None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, Representatives, or agents acting in such capacity has (A) received any notice, request or citation relating to any actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions, or Export-Import Laws or (B) has Knowledge of any claim, action, suit, proceeding, or investigation relating to actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions, or Export-Import Laws;
(l)The Company and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws, Sanctions and Export-Import Laws and prevent and detect violations of Anti-Corruption Laws, AML Laws, Consumer Protection Laws, Sanctions and Export-Import Laws, (B) have implemented and have at all times maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws and Sanctions and (C) have at all times made and maintained accurate books and records in compliance in all material respects with all applicable Anti-Corruption Laws and AML Laws.
(m)Neither the Company nor any of its Subsidiaries have received any notification or communication from any agency or department of federal, state, or local government or any Governmental Authority asserting that the Company or any of its Subsidiaries is not in material compliance with any Laws, Judgment, or Permits or engaging in an unsafe or unsound activity or is in troubled condition.
(n)Birch Bank (i) has properly obtained certification of foreign status for all nonresident alien customers and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.
(o)Birch Bank holds a Permit granted by the OCC to exercise fiduciary powers. Neither the Company nor any Subsidiary of the Company other than Birch Bank exercises fiduciary powers or acts in a fiduciary capacity for third parties.
(p)As of the date hereof, each of the Company and Birch Bank is “well-capitalized” (as that term is defined by applicable Law).
Section 3.10.Tax Matters.
(a)The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.
(b)All material Taxes owed by the Company or any of its Subsidiaries that are due and payable on or prior to Closing (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with the Accounting Standards.

(c)All Taxes that the Company and each of its Subsidiaries is or was obligated by applicable Law to withhold or collect in connection with amounts owing to an employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected and fully and timely paid over to the proper Governmental Authority.
(d)As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case that has been asserted in writing. Any and all Tax deficiencies assessed as a result of any audit, examination, or other proceeding in connection with a Tax Return of the Company or any of its Subsidiaries have been timely paid in full. Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open an audit, examination, or other Tax proceeding, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any Tax.
(e)Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(f)Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.
(g)Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing, allocation or indemnification Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.
(h)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(i)Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(j)Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(k)Neither the Company nor any of its Subsidiaries is pursuing a voluntary disclosure agreement or letter ruling from the IRS (or any comparable ruling from any other Governmental Authority).
(l)There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries.
(m)Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder (or any analogous or similar provision of state, local or non-U.S. Tax Law).
(o)Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
(p)The Company and its Subsidiaries have complied in all material respects with Section 4501 of the Code and any rules, regulations or guidance issued thereunder.
(q)Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.
(r)The Company and its Subsidiaries have conducted all intercompany transactions in material compliance with applicable Law. Any transaction between the Company and its Subsidiaries and any Person that is related to or under common control with the Company and any applicable Subsidiary, or any transaction between such related or commonly controlled Persons, have at all times been at arm’s length or otherwise satisfy the requirements of any U.S. federal, state, local or non-U.S. Tax law, as the case may be, and the Company and each of its Subsidiaries has complied in all material respects with any record keeping or documentation requirements in connection with the foregoing.
(s) Neither the Company nor any of its Subsidiaries has granted any Person any power of attorney that is currently in force with respect to any material Tax matter.

(t)Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382(g) of the Code.
(u)Neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(v)Each bank owned life insurance contract held by Birch Bank, including but not limited to those contracts forth in Section 3.10(v) of the Company Disclosure Letter, qualifies as a “life insurance contract” within the meaning of Section 7702(a) of the Code, and there have been no loans under any of such contracts. Birch Bank has complied with proper notice and consent requirements of Section 101(j) of the Code with respect to such contracts, and all such contracts were excepted from the pro rata interest expense disallowance of Section 264(f) of the Code and not subject to pro rata interest disallowance of Section 264(f) of the Code. For purposes of Treasury Regulations Section 1.61-22, for each bank owned life insurance contract held by Birch Bank that is subject to a split dollar agreement, the Company is properly treated as an owner of such contracts, the insured employees are properly treated as non-owners of such contracts, and the economic benefit of the death benefits due to the employees under such contracts have been properly and timely reported to the employees under Treasury Regulations Section 1.61-22.
Section 3.11.Employee Benefits.
(a)Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true, correct and complete copies (to the extent applicable) of (i) the plan document or, with respect to any unwritten Company Plan, a written description of the terms thereof (or, if appropriate, a form thereof), including any amendments thereto, (ii) the current summary plan descriptions and any summaries of material modifications thereto, (iii) the three (3) most recent annual reports (Form 5500 Series) filed with the Department of Labor and all attachments and exhibits thereto; (iv) each insurance or group annuity contract or policy and certificate of coverage, or other funding vehicle; (v) copies of the three (3) most recent annual testing (including non-discrimination and coverage) results; (vi) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service, (vii) actuarial reports for the three (3) most recently completed plan years, and (viii) all material correspondence received from or provided to any Governmental Authority.
(b)Each Company Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code, as applicable.
(c)Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion or advisory letter issued by the IRS, and, to the Knowledge of the Company, there are no circumstances or any events that have occurred that could reasonably be expected to adversely affect any such qualification status.

(d)There are no pending, or to the Knowledge of the Company, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Company Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan.
(e)All contributions required to be made with respect to any Company Plan by applicable Law, or any Company Plan document or other contractual undertaking, have been materially paid or, to the extent not required to be made or paid on or before the Closing Date, have been accrued to the extent required by the Accounting Standards and the Company’s normal accounting practices and, as of the Company Balance Sheet Date, are reflected on the Company’s financial statements as at the Company Balance Sheet Date.
(f)None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code or as defined in Section 4063 or 4064 of ERISA) or (v) “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).
(g)None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA.
(h)No Company Plan and none of the Company, any of its Subsidiaries nor any of its Subsidiaries, has any obligation to provide, benefits or coverage in the nature of health, life, disability or other welfare benefits to current or former employees of the Company and its Subsidiaries (or any beneficiaries thereof) after a termination of employment, other than benefits or coverage required to be provided (i) through the end of the month in which termination of employment occurs pursuant to the terms of the Company Plan or (ii) under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law.
(i)The Company and its Subsidiaries (i) have complied with the requirements of Section 4980B of the Code or Sections 601-609 of ERISA and other applicable state continuation coverage laws, in all material respects and (ii) have not incurred, and are not reasonably expected to incur, any material excise Taxes under Chapter 43 of the Code.
(j)The Company and its Subsidiaries have complied in all material respects with all applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, to the extent applicable, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code) and the applicable employer information reporting requirements under Sections 6055 and 6056.
(k)Except as set forth in Section 3.11(k) of the Company Disclosure Letter, neither the consummation of the Mergers nor the execution of this Agreement will, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Company Plan or entitle any such individual to any payment or cancellation of indebtedness, (ii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan; (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time; (iv) result in any breach or violation of, or default under any Company Plan; or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(l)Neither the Company nor any Subsidiary of the Company thereof has any obligation to provide, and no Company Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.
(m)Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.
(n)No Company Plan is subject to any law of any jurisdiction outside of the United States.
Section 3.12.Labor Matters.
(a)The Company is not and has not ever been a party to or bound by any collective bargaining agreement or similar labor agreement with any labor union, trade union, works council or other labor association, and the Company is not currently negotiating any such labor contract or similar agreement. There have been no, and there is no, pending or, to the Knowledge of the Company, threatened labor strike, lockout, picketing, slowdown, work stoppage, unfair labor practice charge or other similar labor activity or dispute by or with respect to the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries have submitted union authorization cards seeking to form or join a union, and there is no organizational effort currently pending or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries.
(b)The Company and each of its Subsidiaries are, and have been, in compliance with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, equal employment opportunity, immigration, human rights, non-discrimination, job protected and paid leaves, disability accommodation, pay equity, automated employment tools and workers’ compensation, except as would not have a Company Material Adverse Effect.
(c)Except as would not have a Company Material Adverse Effect, there are no, and there have been no, Actions against the Company pending or, to the Knowledge of the Company, threatened, by any current or former applicant, employee, director, officer, or individual independent contractor (collectively “Personnel”), or any Governmental Authority, with respect to worker engagement, employment or labor practices (including wage and hour matters) or Personnel. Except as would not have a Company Material Adverse Effect, there are no, and there have been no, Actions against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority, any state or local agency responsible for the prevention of unlawful employment practices, or any arbitral or other forum in connection with any current or former employee, consultant, independent contractor, volunteer intern, or applicant of the Company or any of its Subsidiaries.
(d)To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating to the right of such Person to be employed by, or provide services to, the Company or any of its Subsidiaries.
(e)Section 3.12(e) of the Company Disclosure Letter contains a true, complete and correct listing of the name of, and fees paid or payable to, each independent contractor. A copy of each Contract relating to the services provided by any such independent contractor to the Company or a Subsidiary has been made available to Parent. Except for such compensation as would be paid in the ordinary course following Closing and has been accrued on the Closing Financial Statement, as of the Closing, all compensation, including wages, commissions, and bonuses, payable to all Personnel, independent contractors or consultants of the Company and its Subsidiaries for services performed on or before the Closing Date will have been paid in full and there shall be no outstanding agreements, understandings or commitments with respect to any compensation, commission or bonuses.
(f)Neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any successor federal law or similar applicable Law (“WARN”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff”.
(g)Except as would not have a Company Material Adverse Effect, all employees of the Company and any of its Subsidiaries have the legal right to work in the country in which they are employed, and the Company and the Subsidiaries have complied in all material respects with all of their obligations in this regard.

(h)As of the date of this Agreement, no executive or employee of the Company or any of its Subsidiaries with a title at or above senior vice president has provided notice to his or her supervisor of the voluntary termination of his or her employment with the Company or such Subsidiary within the next six (6) months.
Section 3.13.Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:
(a)To the Knowledge of the Company, the Company and each of its Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law.
(b)There is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.
(c)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is conducting or funding or has been identified as responsible for any cleanup or other remedial activities pursuant to Environmental Laws as a result of any Release, spill or disposal of any Hazardous Materials.
(d)To the Knowledge of the Company, there has been no Release of any Hazardous Materials on, at, under or from any Owned Real Property or Leased Real Property by the Company or its Subsidiaries or any other Person in violation of Environmental Laws or in a manner that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under Environmental Laws.
(e)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or provided indemnity against any liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action.
Section 3.14.Intellectual Property.
(a)Section 3.14(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Company Intellectual Property that is Registered Intellectual Property. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, all of the Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter is subsisting, valid and enforceable. Except as set forth in Section 3.14(a) of the Company Disclosure Letter, all necessary registration, maintenance, and renewal fees currently due in connection with Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter have been paid and all necessary documents, recordations, and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting, establishing ownership and maintaining such Registered Intellectual Property in the name of the Company or one of its Subsidiaries. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to the Knowledge of the Company, threatened with respect to the Registered

Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter.
(b)The Company or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Business Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. The Company and each of its Subsidiaries has complied in all material respects with the applicable license terms for all Business Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to account for the use of any licensed Intellectual Property. The Company and its Subsidiaries are the sole and exclusive owners of the Owned Company Intellectual Property (including the Registered Intellectual Property required to be identified in Section 3.14(a) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens.
(c)Neither the Company nor any of its Subsidiaries owns any material Proprietary Software and no material Proprietary Software has been or is being developed or created by or on behalf of the Company or any of its Subsidiaries.
(d)The Business Intellectual Property comprises, all of the Intellectual Property used in and necessary to conduct the Company’s and its Subsidiaries’ business in the same manner as conducted by the Company and its Subsidiaries immediately prior to the Closing. Except for any notices or consents to third parties noted in Section 3.03(d) of the Company Disclosure Letter with respect to Business Intellectual Property that is licensed from a third-party, the execution, delivery and performance of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement do not and will not, in any material respect, conflict with, alter or impair any of the rights of the Company or any of its Subsidiaries in any Business Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any Business Intellectual Property. All Business Intellectual Property will be owned by or licensed for use by the Company or its Subsidiaries immediately after the Closing on substantially the same terms and conditions as immediately prior to the Closing.
(e)The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to protect, preserve and maintain the secrecy and confidentiality of Trade Secrets included in the Business Intellectual Property. Without limiting the generality of the foregoing, except as set forth on Section 3.14(e) of the Company Disclosure Letter, each former and current employee and contractor of the Company or any of its Subsidiaries who has created, contributed to or had access to any portion of the material confidential information, Trade Secrets, or Business Intellectual Property has executed a written Contract (i) assigning to the Company or one of its Subsidiaries all right, title and interest (including in all Intellectual Property) that the employee or contractor has therein, except where the Company or one of its Subsidiaries owns such Intellectual Property by operation of Law, and (ii) requiring the employee or contractor to maintain the confidentiality of all such confidential information, Trade Secrets, and Business Intellectual Property.
(f)Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the

Company and its Subsidiaries, the Owned Company Intellectual Property and the operation of the Company or any of its Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as set forth in Section 3.14(f) of the Company Disclosure Letter and except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, no adverse third-party Actions are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity, registrability, enforceability or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the operation of the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.
(g)Except as could not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company or any of its Subsidiaries, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Business Intellectual Property. Except as could not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company or any of its Subsidiaries, none of the Business Intellectual Property is subject to any order that restricts or otherwise prevents the use thereof by the Company or any of its Subsidiaries.
(h)To the Knowledge of the Company, the Company and its Subsidiaries (i) have used all Generative AI Tools in material compliance with the license terms and conditions applicable to such tools, including any terms imposed by the third-party providers of such tools and with Privacy, Data Security and AI Requirements, (ii) have not entered, and have not permitted the entry of, any Trade Secrets, confidential information, or other proprietary data of any of the Company and its Subsidiaries into any Generative AI Tool in a manner that would result in the loss of confidentiality or Trade Secret protection of such information, and (iii) have not used any Generative AI Tool to develop, generate, or assist in the development of any portion of the Owned Company Intellectual Property.
Section 3.15.Data Privacy and Technology; Information Security.
(a)The Company and each of its Subsidiaries, and with respect to the Processing of Company Data, to the Knowledge of Company, its Data Processors, have materially complied at all times with all applicable Privacy, Data Security and AI Requirements. The Company and its Subsidiaries have in place Contracts with all Data Processors to ensure that the Data Processor maintains the confidentiality and security of the Company Data and materially complies at all times with Privacy, Data Security and AI Requirements, and such Contracts include Processing provisions as required under Privacy, Data Security and AI Requirements.
(b)Except as disclosed on Section 3.15(b) of Company’s Disclosure Letter, since January 1, 2023, the Company and its Subsidiaries and, to the Knowledge of the Company, its Data Processors have not suffered and are not suffering a Security Incident, and have not been and are not required to notify any Person of any Security Incident, that has caused or would be reasonably expected to cause any (i) substantial disruption or interruption in or to the use of Company IT Assets, Company Data or the conduct of the business or operations of

Company or any of its Subsidiaries; or (ii) material loss, destruction, damage or harm of or to Company or any of its Subsidiaries or their respective Company IT Assets, Company Data, operations, personnel, property or other assets. The Company and its Subsidiaries currently take, and have taken, all reasonable actions, consistent with applicable industry practices, including implementation and maintenance of administrative, physical and technical controls, to protect the integrity and security of the Company IT Assets and the data and other information stored thereon.
(c)The Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole). Without limiting the foregoing, the Company IT Assets are in all material respects adequate and sufficient (including with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner) for the conduct and operation of the business of the Company as currently conducted. The Company and its Subsidiaries have established a written information security program that is appropriately implemented and maintained, and there have been no material violations of the program. The Company has assessed and tested the program on a no less than annual basis; and has remediated or scheduled for remediation all critical and high risks and vulnerabilities. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with applicable Industry Security Standards, designed to protect the Company IT Assets from unauthorized access and, to the Knowledge of the Company, the Company IT Assets do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause material unauthorized access to, or material unauthorized disruption, impairment, disablement or destruction of, IT Assets.
(d)Except as set forth in Section 3.03(d) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Privacy, Data Security and AI Requirements. All Company Data will continue to be available for Processing following the Closing on substantially the same terms and conditions as existed immediately before the Closing.
(e)No Person (including any Governmental Authority) has commenced any action relating to Company’s or any of its Subsidiaries’ compliance with Privacy, Data Security and AI Requirements, including with respect to the collection, use, transfer, sharing, storage, or disposal of Personal Information maintained by or on behalf of Company or any of its Subsidiaries, or to the Knowledge of the Company, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices. The Company maintains, and has maintained, cyber liability insurance with reasonable coverage limits.
Section 3.16.Property.
(a)Owned Real Property.
(i)Section 3.16(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, a true, correct and complete list of the street address and vested owner of each Owned Real Property. The Company or one of its Subsidiaries has fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens). At or prior to Closing, the Title Company or the Company, as applicable, will deliver to Parent copies of all deeds and other instruments (as recorded) by which the Company or a Subsidiary acquired such Owned Real Property, title insurance policies, surveys, property condition reports and appraisals to the extent in the possession and control of the Company or a Subsidiary and relating to the Owned Real Property will be made available to Parent or its agents.
(ii)No Owned Real Property is subject to any sales contract, purchase option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Owned Real Property, or any portion thereof or interest therein to any Person. Except as otherwise provided in Section 3.16(a)(ii) of the Company Disclosure Letter, the Company or a Subsidiary is in possession of the Owned Real Property and has not leased, licensed, subleased or otherwise granted the right to use, operate or occupy any parcel or any portion of any Owned Real Property to any other Person. To the Knowledge of Company, neither the Company nor any Subsidiary has received written notice from any owner of real property immediately contiguous to the Owned Real Property alleging boundary disputes or disputes related to impairment of the Company’s or any Subsidiary’s access to and from the Owned Real Property.
(iii)Except as otherwise provided in Section 3.16(a)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract or option to purchase any real property or interest therein that has not closed as of the Closing Date.
(iv)Except as set forth on Section 3.16(a)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries leases or grants any Person the right to use, operate or occupy all or any part of any Owned Real Property.
(v)As of the date of this Agreement, the Company does not own or otherwise possess any OREO.
(b)Leased Real Property.
(i)Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement, a true, correct and complete list of each Company Lease, including the address of each Leased Real Property, the landlord and tenant under each Company Lease. The Company or one of its Subsidiaries has a valid, binding and enforceable leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in, and enjoys peaceful and undisturbed possession of, each Leased Real Property, free and clear of all Liens (other than Permitted Liens), subject to the terms of the applicable Company Lease. Each Company Lease is in full force and effect, legal, valid and binding on the parties thereto, and enforceable in accordance with its terms. Except as set forth in Section 3.16(b)(i) of the Company Disclosure Letter, there are no subleases, licenses or similar agreements granting to any Person other than the Company or any of its Subsidiaries the right to use or occupy any Leased Real Property. To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Company Leases. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Company Leases.
(ii)As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any counterparty under any Company Lease of, nor does the Company nor any of its Subsidiaries have Knowledge of the existence of, any default, event or circumstance that, with or without notice, lapse of time, or both, would constitute a default under any of the Company Leases, or would permit termination, cancelation, material modification or acceleration of rent under such Company Lease.
(iii)Except as otherwise provided in Section 3.16(b)(iii), (A) all rent, charges or other material payments due pursuant to each Company Lease have been paid, and there are no deferred payments of rent or other amounts that remain unpaid; (B) no security deposit or portion thereof deposited pursuant to the terms of a Company Lease has been applied in respect of a breach or default that has not been redeposited in full; and (C) to the Knowledge of the Company, there are no unpaid tenant obligations, commissions or other amounts payable to or on behalf of any brokers, finders, agents or similar parties in connection with the current term of any Company Lease.
(c)Owned and Leased Real Property.
(i)The Real Property constitutes all of the real property used and occupied by the Company and its Subsidiaries for the operation of the Company’s business as currently conducted. Except as otherwise provided in Section 3.16(c)(i), to the Knowledge of the Company, each Owned Real Property is in compliance with applicable laws (including federal, state, local or other governmental building, zoning, health, safety and other land use or governmental Laws, regulations and ordinances, certificates of occupancy, covenants, conditions, restrictions, easements of record, if any, licenses, permits and agreements); provided, however the Company makes no representation or warranty with respect to compliance with the requirements of the Americans with Disabilities Act.
(ii)Except as otherwise provided in Section 3.16(c)(ii), to the Knowledge of Company, neither the Company nor any Subsidiary has received any written notice, affecting any of the Owned Real Property, of any pending or threatened condemnation, eminent domain, taking, transfer in lieu thereof or other similar proceeding by any Governmental Authority, or any zoning, building code, or other moratorium legal proceeding to impose any special assessment.
(iii)To the Knowledge of the Company and its Subsidiaries, all buildings, improvements, fixtures, buildings systems and equipment, and all components thereof, located on the Real Property are in good operating condition and repair (normal wear and tear excepted) in all material respects and are fit and sufficient for use in the ordinary course of the Company’s business as currently conducted and no significant repairs thereof are required. None of the Real Property has been damaged or destroyed by fire or other casualty that has not been restored or not in the process of being restored.
Section 3.17.Contracts.
(a)Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding this Agreement and any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i)governs the formation, creation, operation, governance, economics or control of any joint venture, strategic alliance, partnership or other similar arrangement or any sharing of profits, losses, costs or liabilities with any other Person;
(ii)provides for indebtedness for borrowed money of the Company or any of its Subsidiaries or the guarantee by such entities of any such obligation having an outstanding or committed amount in excess of $100,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business or (C) evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case, made or entered into in the ordinary course of business;
(iii)is a capital lease with a lease liability in excess of $100,000;
(iv)relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $100,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $100,000 after the date hereof, excluding, (A) acquisitions or dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (B) repurchases by the Company of Company Common Stock;
(v)is a Company Lease;
(vi)is a Contract relating to any pending acquisition or disposition of real property;
(vii)is a Contract requiring or granting any options, rights of first offer, rights of first refusal or similar rights in any Real Property;
(viii)includes remaining obligations for the Company to make any capital expenditure in an amount in excess of $100,000 in any calendar year;
(ix)is with any Governmental Authority where (A) (1) the Governmental Authority is the customer or other commercial party and (2) such Contract involves annual payments in excess of $100,000 or (B) such Contract imposes material obligations on the Company or any of its Subsidiaries;
(x)(A) contains provisions that prohibit or restrict in a material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the Effective Time) from competing in or conducting any line of business, grants a right of exclusivity or “most favored nation” status to, or requires the conduct of business on a preferential basis with, any Person, or prevents or restricts in any material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the Effective Time) from entering, operating or soliciting employees in any geographic territory, other than license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use or (B) grants to any Person any right of first refusal or right of first offer with respect to any material business, securities or assets of the Company or any of its Subsidiaries;
(xi)is between the Company or any Subsidiary, on the one hand, and (A) any officer or director thereof, or (B) to the Knowledge of the Company, any (1) record or beneficial owner of five percent (5%) or more of any class of voting securities of the Company (as such term is defined for purposes of the BHC Act), (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of the Company or any of its Subsidiaries, on the other hand, except those of a type available to employees of the Company generally or pursuant to any Company employee benefit plan;
(xii)is entered into by Birch Bank with any Person that provides software application programming interfaces or other technology or methods through which such vendor markets, supports, or makes available services offered by Birch Bank to such Person’s or Birch Bank’s customers;
(xiii)is with each Top Vendor;
(xiv)relates to the Company’s or any of its Subsidiaries’ ownership of or investment in any business or enterprise (including investments in joint ventures, partnership arrangements and minority equity investments) other than any investments or business enterprises that are wholly owned by the Company or any of its Subsidiaries;
(xv)provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements;
(xvi)is a collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization, works council or similar staff representative body;
(xvii)subject to Section 8.19, relates to the settlement of or resolution of any current or former Action (A) with, against or by any Governmental Authority, (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement;
(xviii)relates to the acquisition, sale, transfer, or disposition by the Company or any of its Subsidiaries of any material assets or properties, or of the operating business or the Equity Interests of the Company, any of its Subsidiaries or in any other Person;
(xix)is a power of attorney;
(xx)provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;
(xxi)the Company or any of its Subsidiaries has advanced or loaned in excess of $100,000 to any other Person, other than any advances or loans made by Birch Bank in the ordinary course of business;
(xxii)is a settlement, conciliation, leniency or similar agreement;
(xxiii)is a confidentiality agreement or non-disclosure agreement that is still in effect;
(xxiv)is with any Governmental Authority not made in the ordinary course of business;

(xxv)purports to be binding on Affiliates of the Company (other than the Company’s Subsidiaries);
(xxvi)(A) pursuant to which any material Intellectual Property is licensed to the Company or any of its Subsidiaries or under which any material Intellectual Property has been or is anticipated to be developed by or for the Company or any of its Subsidiaries, or (B) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Business Intellectual Property, in each case, excluding (1) licenses to Off-the-Shelf Software; (2) non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business and on standard, non-negotiated terms; (3) Contracts under which a non-exclusive license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (4) confidentiality and non-disclosure agreements entered into in the ordinary course of business; or
(xxvii)is otherwise material to the Company or any of its Subsidiaries whether or not entered into in the ordinary course of business.
(b)Except with respect to any Contract that has expired in accordance with its terms, been terminated or replaced prior to the date hereof, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, except where such breach would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (v) no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There exists no default or event of default or, to the Knowledge of the Company, event, occurrence, condition or act with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which (with or without notice or lapse of time or both) would reasonably be expected to (A) become a default or event of default under any Material Contract or (B) give any third party (w) the right to declare a default or exercise any remedy under any Material Contract, (x) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (y) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (z) the right to cancel, terminate or modify in any material respect any Material Contract (it being understood that any modifications to payment terms or the duration of any Material Contract shall be deemed material). Neither the Company nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
(c)As of the date hereof, except as set forth in Section 3.17(b) of the Company Disclosure Letter, the Company has made available to Parent true, correct and complete copies of the Material Contracts, together with all amendments, exhibits, attachments, waivers or other changes. Except as set forth on Section 3.17(c) of the Company Disclosure Letter, all Material Contracts to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of its or their assets or properties are bound, or in respect of which the Company or any of its Subsidiaries receives revenue, in each case that are required to be disclosed under this Agreement, are in written form.
Section 3.18.Top Vendors.
(a)Section 3.18 of the Company Disclosure Letter sets forth a true, correct and complete list of the top twenty (20) vendors (each, a “Top Vendors”) by the aggregate dollar amount of payments to or from, as applicable, such supplier during calendar years 2024 and 2025 and the two (2) months ended February 28, 2026. Section 3.18 of the Company Disclosure Letter also sets forth, for each such supplier, the aggregate payments from such Person to the Company and its Subsidiaries during such periods.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in the three (3) years prior to the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company or its Subsidiaries with any Top Vendor, (ii) there has been no change in the material terms of the business relationship of the Company or any of its Subsidiaries with any Top Vendor, and (iii) no Top Vendor has notified the Company or any of its Subsidiaries that it intends to terminate, not renew or change the pricing or other terms of its business.
Section 3.19.Insurance. The Company and its Subsidiaries own or hold policies of insurance (including, with respect to Birch Bank, a fidelity bond complying with OCC regulations), in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. All such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof and all premiums and other payments due on such insurance policies have been paid in full. As of the date hereof, no written notice of cancellation or modification has been received other than in connection with renewals in the ordinary course of business, and to the Knowledge of the Company, no termination of any such policies is threatened. There are no material claims pending under any of the insurance policies for which coverage has been denied or disputed by the applicable insurance carrier or for which a carrier has provided a notice of reservation of rights. There is no existing default or, to the Knowledge of Company, event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.
Section 3.20.No Rights Agreement; Anti-Takeover Provisions.
(a)The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b)Assuming the accuracy of the representations and warranties set forth in Section 4.13, as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Transactions.
Section 3.21.Community Reinvestment Act Performance. Birch Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Birch Bank has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Birch Bank having its current rating lowered such that it is no longer “satisfactory” or better.
Section 3.22.Agreements with Governmental Authorities. Subject in all cases to Section 8.19, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or settlement with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Judgment or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Governmental Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, its business, or Birch Bank’s acceptance of brokered deposits (each, whether or not set forth in the Company Disclosure Letter, a “Birch Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Knowledge of the Company, orally, by any Governmental Authority that Birch Bank is in troubled condition or that the Governmental Authority is considering issuing, initiating, ordering, or requesting any such Birch Regulatory Agreement.
Section 3.23.Investment Securities.
(a)The Company and each of its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements of the Company, and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company and its Subsidiaries. Such securities are valued on the books of the Company in accordance with the Accounting Standards.
(b)The Company and each of its Subsidiaries employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and to the Knowledge of the Company, the

Company and each of its Subsidiaries is, and have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.
Section 3.24.Derivative Instruments and Transactions. All Derivative Transactions whether entered into for the account of the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries for the account of a customer of the Company or any of its Subsidiaries (a) were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of all applicable Governmental Authorities, (b) are legal, valid and binding obligations of the Company or any of its Subsidiaries party thereto and, to the Knowledge of the Company, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Company and each of its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with the Accounting Standards.
Section 3.25.Loan Matters.
(a)The Company has made available for Parent’s review in writing (which shall include the review of electronic records) true, complete and correct information regarding the Loans as of March 31, 2026, including: (i) the borrower, (ii) the maximum credit limit, (iii) the commitment amount, (iv) the maturity date, (v) the outstanding principal balance, (vi) the applicable interest rate, (vii) the accrued and unpaid interest, (viii) the amount such Loan is overadvanced relative to any applicable borrowing base or other sub-limit provided for (if any), as applicable, and (ix) whether the borrower is in default under any of the applicable Loan Documents, or whether the Loan is (A) on a non-accrual status or (B) classified as a Criticized Loan.
(b)Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by the Company or any of its Subsidiaries and are true, complete and correct in all material respects. To the Knowledge of the Company, none of the Loans is subject to any material offset or claim of offset and the aggregate loan balances in excess of Birch Bank’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms and all uncollectible loans have been charged off. Birch Bank has not engaged in fraud or made any material and intentional misrepresentation with respect to any Loan. Notwithstanding anything to the contrary contained in this Agreement, the Company makes no representation or warranty with respect to (a) the collectability or financial ability of any borrower or guarantor to pay any Loan, other than the representations made herein regarding the existence of and adherence to Birch Bank’s underwriting and lending policies and applicable lending Laws, or (b) the sufficiency of the amount of collateral with respect to any

Loan, but, for the avoidance of doubt, not the priority or perfection of any security interest or similar legal rights with respect to such collateral.
(c)Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company and its Subsidiaries’ loan policies, the Company and its Subsidiaries’ written underwriting standards (including the Company’s credit policy) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), the Company’s origination procedures and exceptions processes and with all applicable requirements of Laws.
(d)Except as set forth in Section 3.25(d) of the Company Disclosure Letter, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, nor does the Company or any of its Subsidiaries have any obligation to repurchase a Loan or a participation in a Loan except as would not have a Company Material Adverse Effect. Each Loan included in a pool of Loans originated, securitized or acquired by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to the Company or any of its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.
(e)(i) Section 3.25(e) of the Company Disclosure Letter sets forth a true, complete and correct list of all Loans as of February 28, 2026, by the Company to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) of the Company or any of its Subsidiaries, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(f)Section 3.25(f) of the Company Disclosure Letter sets forth a true, complete and correct list of all Loans with an outstanding balance in excess of $100,000 as of March 31, 2026 (i) as to which the Company or any of its Subsidiaries has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with the Company’s written policies for Loan pricing in effect as of the date of this Agreement or were in effect as of the time such Loan was made.
(g)Subject to Section 8.19, neither the Company nor any of its Subsidiaries is now, nor has it ever been, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(h)Except as set forth in Section 3.25(h) of the Company Disclosure Letter, all Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. Except as set forth in Section 3.25(h) of the Company Disclosure Letter, no Loans were originated by any person other than the Company or one of its Subsidiaries. To the Knowledge of the Company, no fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries, or any third party servicer in connection with the origination or servicing of any Loans. Neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or reacquire from any person any Loan or any collateral securing any Loan, whether by Contract or otherwise.
Section 3.26.Deposits.
(a)All of the deposits held by Birch Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with (a) all applicable policies, practices and procedures of Birch Bank and (b) all applicable Laws, including AML Law and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that materially complied with all applicable Laws. All deposit accounts have been maintained and serviced by the Company or its Affiliates materially in accordance with the deposit account agreements and the Company’s applicable policies, practices and procedures. The terms and conditions of each deposit account materially comply with the applicable deposit account agreement to which they relate. All of the deposits held by Birch Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.
(b)Birch Bank is not prohibited from soliciting, accepting, renewing, or otherwise taking any “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)) and, to the Knowledge of the Company, there are no existing facts or circumstances that would cause any such prohibition to become applicable to Birch Bank.
Section 3.27.Allowance for Credit Losses. The allowance for credit losses (“ACL”) reflected in the financial statements of the Company was, as of the date of each of the financial statements of the Company, in compliance with the Company’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Governmental Authority, the Financial Accounting Standards Board and the Accounting Standards, and, as reasonably determined by management under the circumstances, was adequate.
Section 3.28.Transactions with Affiliates and Insiders. Except as set forth in Section 3.28 of the Company Disclosure Letter, there are no Contracts, plans, arrangements or other transactions, including extensions of credit, between the Company or any Subsidiary, on the one hand, and (a) any officer, director or record or beneficial owner of five percent (5%) or more of the voting securities of any such entity, (b) to the Knowledge of the Company, any (i) record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of the Company or its Subsidiaries, except those, in each case clauses (a)–(c), of a type available to employees of the Company or its Subsidiaries generally and, in the case of Birch Bank, that are in compliance with Regulation O and Regulation W.
Section 3.29.Selected Activities. Neither the Company nor any Subsidiary: (a) provides investment management, investment advisory, or sub-advisory services to any Person that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940; (b) is a broker-dealer required to be registered under the Exchange Act with the SEC; or (c) conducts insurance operations that require a license from any national, state, or local Governmental Authority under any applicable Law.
Section 3.30.Opinion of Financial Advisors. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler & Co. (the “Company Opinion Provider”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by the Company Opinion Provider in connection with such opinion, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. A written copy of such opinion shall be provided to Parent solely for informational purposes, promptly following the date of this Agreement.
Section 3.31.Brokers and Other Advisors. Except for the Company Opinion Provider and any other party(ies) set forth in Section 3.31 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, consultant, intermediary, finder or other Person is entitled to any investment banking, brokerage, broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Copies of the engagement letter with the Company Opinion Provider have been made available to Parent.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement, certification or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date that is one (1) Business Day prior to the execution of this Agreement (the “Parent Filed SEC Documents”), excluding any disclosure in any such Parent Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Parent Filed SEC Documents (other than any such disclosures to the extent constituting statements of present fact): provided, however, that any such disclosures in such Parent Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty.
Section 4.01.Organization; Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a limited liability company duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the DE SOS. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business (where such concept is recognized under applicable Law) and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended as of the date of this Agreement, and each as made available to Company is in full force and effect, and neither the Parent nor Merger Sub is in violation of any of the provisions thereof in any material respect.
Section 4.02.Authority; Noncontravention.
(a)Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. Parent, in its capacity as the managing member of Merger Sub, has (i) determined that it is in the best interests of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and the Transactions, including the Mergers, (ii) adopted a resolution which declares that the Transactions are advisable on substantially the terms and conditions set forth or referred to in the resolution, and (iii)  approved and adopted this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the DGCL and the DLLCA. Other than filing the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA and as otherwise expressly set forth in this Section 4.02(a), and for the avoidance of doubt, subject to the filing of any materials with a Governmental Authority necessary for receipt of the Regulatory Approvals, no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (with or without notice or lapse of time or both) (i) conflict with or violate any provision of the articles of incorporation, certificate of formation, bylaws, operating agreement or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 4.07 are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 4.07 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or by which any of their respective properties or assets are bound or affected or (y) violate, conflict with, breach, constitute a default under (with or without notice or lapse of time, or both), or give rise to or result in any right of termination, payment, modification, right of first refusal, or cancellation of, or approval, consent or notice under, Contract or Permit to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not have a Parent Material Adverse Effect.
Section 4.03.Capitalization.
(a)The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Shares”). At the close of business on the Capitalization Date, (i) 85,377,560 shares of Parent Common Stock were issued and outstanding, and (ii) no Parent Preferred Shares were issued or outstanding. The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.
(b)All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned, directly or indirectly, by Parent, and there are (i) no other Equity Interests or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for Equity Interests or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any Equity Interests, other voting securities or securities convertible into or exchangeable for Equity Interests or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.
(c)Except as set forth in Section 4.03(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any Subsidiary of Parent to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of Subsidiary of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any Subsidiary of Parent, any equity or voting securities of Parent or any Subsidiary of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
Section 4.04.Parent SEC Documents; Financial Statements; Information Supplied.
(a)Parent has timely filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the SEC by Parent pursuant to the Securities Act or the Exchange Act, together with all certifications required pursuant to the Sarbanes-Oxley Act, in each case, since January 1, 2023 (collectively, such documents and any other documents filed or furnished by Parent with the SEC, as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2023, no executive officer of Parent has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Parent SEC Document, except as disclosed in certifications filed with the Parent SEC Documents.
(b)The consolidated financial statements of Parent (including all related notes or schedules) included or incorporated by reference in the Parent SEC Documents, as of their respective dates of filing with the SEC (or, if such Parent SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement), are true, complete, and correct in all material respects, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with the Accounting Standards (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end adjustments and the absence of complete footnotes) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments), in accordance with the Accounting Standards, none of which, if presented, would be material to Parent and its consolidated Subsidiaries in accordance with the Accounting Standards, none of which, if presented, would be material to Parent and its consolidated Subsidiaries.
(c)Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls, procedures and systems are designed to provide reasonable assurances

(i) that all material information required to be disclosed by Parent in the Parent SEC Documents is recorded and made known on a timely basis to the individuals responsible for the preparation of the Parent SEC Documents, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Standards, (iii) that transactions are executed only in accordance with the authorization of management and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2025, and such assessment concluded that such controls were effective.
(d)As of the date hereof, neither Parent nor, to the Knowledge of Parent, Parent’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2023, there have not been any material investigations of any current or former officers of Parent or any of its Subsidiaries.
(e)The information supplied by or on behalf of Parent or Merger Sub or their respective Subsidiaries or any Representative of Parent or Merger Sub or their respective Subsidiaries to be contained in, included in or incorporated by reference in, the Transaction SEC Filings, including any amendment or supplement thereto and any other document incorporated or referenced therein, will not, (i) in the case of the Registration Statement at the SEC Clearance Date, (ii) in the case of the Registration Statement, at the time first sent or given to the stockholders of the Company, and (iii) in the case of the Transaction SEC Filings, at the time of the Company Stockholders’ Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its respective Representatives for inclusion or incorporation by reference in the Transaction SEC Filings.
(f)Since January 1, 2023 to the date of this Agreement, (i) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2023, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of Parent or any of its Subsidiaries or attorney representing Parent or any of its

Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Subsidiary of Parent or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent or any of its Subsidiaries.
(g)Parent is and since January 1, 2023 has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
Section 4.05.Absence of Certain Changes.
(a)From December 31, 2023 through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Parent and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects.
(b)Since December 31, 2023, there has not been any Parent Material Adverse Effect or any effect, change, event, condition, development, occurrence or state of circumstances or facts that would reasonably be expected to have a Parent Material Adverse Effect.
Section 4.06.Compliance with Laws.
(a)Parent and each of its Subsidiaries are, and have been since January 1, 2023, in compliance with and not in default under or violation of all Laws, Judgments or conditions imposed in writing by a Governmental Authority applicable to Parent or any of its Subsidiaries, except where such failure to be in compliance or default or violation would not have a Parent Material Adverse Effect.
(b)Parent and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses and to own, lease and operate their respective properties and assets, except where the failure to hold such Permits would not have a Parent Material Adverse Effect. All such Permits are in full force and effect and no suspension, revocation, conditioning or cancellation of any of such Permits is pending or, to the Knowledge of the Parent, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension, revocation, conditioning or cancellation of, any of such Permits would not have a Parent Material Adverse Effect.
(c)Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice that Parent or any of its Subsidiaries is not in compliance with or in default under violation of any Law applicable to Parent or any of its Subsidiaries or any Permit, except for such failure to be in compliance or default or violation would not have a Parent Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Parent, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of any Permit, except as would not have a Parent Material Adverse Effect.

(d)Parent and Merger Sub and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of Parent, each of its and their other Representatives acting on its or their behalf, is and have been in compliance with all AML Laws. Each of Parent and its Subsidiaries, as applicable, has adopted, implemented and maintains an anti-money laundering program, including policies and procedures, in accordance with each such entity’s obligations under AML Laws. None of Parent, Merger Sub, or each of its and their respective directors, officers and employees acting in such capacity are or, to the Knowledge of Parent, each of its and their other Representatives acting on its or their behalf, has engaged in or been convicted of any Law pertaining to the use of proceeds of crime, any “specified unlawful activity” as defined in 18 U.S.C. § 1956 or any other predicate offense to money laundering.
(e)Except as would not have a Parent Material Adverse Effect, Parent and Merger Sub and, to the Knowledge of Parent, each of its and their respective directors, officers and employees acting in such capacity and each of its and their Representatives and agents acting on its or their behalf, is and has been in compliance with all Consumer Protection Laws.
(f)Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of its and their respective directors, officers, and employees acting in such capacity, nor any of its and their Representatives and/or agents acting on its or their behalf, is a Person that is, or is owned or controlled by a Person that since January 1, 2023 is or has been, a Restricted Party.
(g)Parent, its Subsidiaries and, to the Knowledge of Parent, acting in such capacity, their respective directors, officers, employees, Representatives, and agents are, and have at all times since January 1, 2023 been, in material compliance with any applicable Sanctions and Export-Import Laws.
(h)None of Parent, its Subsidiaries nor, to the Knowledge of Parent, acting in such capacity, their respective directors, officers, employees, Representatives, and agents is engaged, or has at any time since January 1, 2023 been engaged, in any dealings directly or indirectly with any Restricted Party.
(i)Except as would not have a Parent Material Adverse Effect, since January 1, 2023, neither Parent nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws or Consumer Protection Laws;
(j)Except as would not have a Parent Material Adverse Effect, since January 1, 2023, none of Parent, its Subsidiaries, or, to the Knowledge of the Parent, any of their respective directors, officers, employees, Representatives, or agents acting in such capacity has (A) received any notice, request or citation relating to any actual or potential noncompliance with any applicable AML Laws or Consumer Protection Laws or (B) has Knowledge of any claim, action, suit, proceeding, or investigation relating to actual or potential noncompliance with any applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws or Consumer Protection Laws;

(k)Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to prevent and detect violations of Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws and Consumer Protection Laws, and (B) have implemented and have at all times since January 1, 2023 maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Sanctions, Export-Import Laws and Consumer Protection Laws.
Section 4.07.Governmental Approvals.
(a)Except for (a) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, (b) compliance with the rules and regulations of the NYSE, (c) the filing of the Certificate of Merger with the DE SOS pursuant to the DGCL and the DLLCA, (d) the Regulatory Approvals, and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not have a Parent Material Adverse Effect.
(b)Neither Parent nor Merger Sub has Knowledge of any facts or circumstances that may prevent or unreasonably delay Parent’s or Merger Sub’s receipt of the Regulatory Approvals or result in any Burdensome Condition in relation to the same.
Section 4.08.Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by this Agreement.
Section 4.09.Sufficiency. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, at the Closing, Parent will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Company to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.
Section 4.10.Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub, or any of their Subsidiaries, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Mergers or agree to vote against or otherwise oppose any Superior Proposal.
Section 4.11.Brokers and Other Advisors. Except for Moelis & Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
Section 4.12.Legal Proceedings. As of the date hereof, except as would not have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Subsidiaries or (b) Judgment imposed upon Parent or Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of Parent, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. To the Knowledge of Parent, except as would not have a Parent Material Adverse Effect, there are no pending or threatened material investigations or whistleblower complaints, whether formal or informal, with respect to Parent or any of its Subsidiaries.
Section 4.13.Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their respective controlled Affiliates owns any shares of Company Common Stock or is or has been an “Interested Stockholder” (as currently defined in Section 3(k) of the Articles of Incorporation of the Company) of the Company during the three (3) years prior to the date hereof.
Section 4.14.No Foreign Persons. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in the DPA. Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA. Neither Parent nor Merger Sub is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent or Merger Sub to obtain through any of them any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA) in the possession of the Company or any of its Subsidiaries, (b) membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors or equivalent governing body of the Company or any of its Subsidiaries, (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technology” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA) or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.
Section 4.15.Regulatory Reports. Since January 1, 2023, Parent and Merger Sub filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Governmental Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Governmental Authority. No such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Governmental Authority. Except as would not have a Parent Material Adverse Effect, since

January 1, 2023, there (a) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of Parent or any of its Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of Parent or any of its Subsidiaries. Except for routine examinations conducted by a Governmental Authority in the ordinary course of business, no Governmental Authority has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into or Action with respect to the business, operations, policies or procedures, or compliance with applicable Law of Parent or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not have a Parent Material Adverse Effect.
Section 4.16.Intellectual Property.
(a)Parent or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Intellectual Property reasonably necessary to conduct the business of Parent and its Subsidiaries (taken as a whole) as conducted as of the date hereof. Parent and each of its Subsidiaries has complied in all material respects with the applicable license terms for all Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to account for the use of any licensed Intellectual Property.
(b)The execution, delivery and performance of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement do not and will not, in any material respect, conflict with, alter or impair any of the rights of Parent or any of its Subsidiaries in any Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of such Intellectual Property.
(c)Except as would not have a Parent Material Adverse Effect, Parent and its Subsidiaries and the operation of the business of Parent or any of its Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as would not have a Parent Material Adverse Effect, no adverse third-party Actions are pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries alleging that the operation of the business of Parent and its Subsidiaries (taken as a whole) as conducted as of the date hereof is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.
(d)Except as would not have a Parent Material Adverse Effect, no Person has infringed, misappropriated or otherwise violated the rights of Parent or any of its Subsidiaries with respect to any Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries. Except as would not have a Parent Material Adverse Effect, none of the Intellectual Property licensed to, controlled, used or held for use by Parent or any of its Subsidiaries is subject to any order that restricts or otherwise prevents the use thereof by Parent or any of its Subsidiaries.
Section 4.17.Tax Matters. All material Tax Returns required to be filed by or on behalf of Parent and any of its Subsidiaries have been timely filed (taking into account applicable extensions) and all such Tax Returns were complete and accurate in all material respects. All material Taxes owed by Parent or any of its Subsidiaries that are due and payable on or prior to Closing (whether or not shown on such filed Tax Returns) have been timely paid or have been adequately reserved against in accordance with GAAP. There is no audit examination, deficiency, or refund litigation with respect to any Taxes, except to the extent reserved against in the consolidated financial statements of Parent dated prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Action have been paid. There is no claim or assessment pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Parent or any of its Subsidiaries is presently being conducted or, to the Knowledge of Parent, threatened by any Governmental Authority. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 4.18.Transactions with Affiliates and Insiders. There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between the Parent or any Subsidiary, on the one hand, and (a) any officer or director of any such entity, (b) to the Knowledge of the Parent, any (i) record or beneficial owner of five percent (5%) or more of the voting securities of the Parent or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of the Parent or its Subsidiaries, except those, in each case clauses (a)–(c), of a type available to employees of the Parent or its Subsidiaries generally.
Section 4.19.Employee Benefits.
(a)Except as would not have a Parent Material Adverse Effect, (i) each Parent Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code, as applicable, and (ii) there are no pending, or to the Knowledge of Parent, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Parent Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of Parent, threatened with respect to any Parent Plan.
(b)Neither Parent, nor any of its Subsidiaries maintains, sponsors or contributes to, or has ever maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code or as defined in Section 4063 or 4064 of ERISA) or (v) “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).
Section 4.20.Parent Restructuring. Prior to the date hereof, Parent has effectuated certain corporate restructuring transactions as set forth on Section 4.20 of the Parent Disclosure Letter (the “Parent Restructuring”).

ARTICLE V

Additional Covenants and Agreements
Section 5.01.Conduct of the Company’s Business and Parent’s Business.
(a)Except as required by applicable Law, Judgment or a Governmental Authority, as expressly permitted or required by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, (i) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects and (ii) solely to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) preserve its business relationships with banks, customers, vendors, strategic partners and others doing business with it, (2) maintain and preserve intact its and each of its Subsidiaries’ current business organizations, assets and Permits and (3) retain the services of its officers and key employees.
(b)Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, unless Parent otherwise consents in advance in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to take any of the following actions:
(i)issue, sell, grant, distribute, assign, transfer, dispose of or encumber (A) any shares of its capital stock or other equity or voting interests or (B) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (A) and (B), including Equity Interests, Company Securities, Company Subsidiary Securities or Company Voting Debt;
(ii)authorize, issue, sell, deliver, dispose, grant, pledge, transfer, lease, retire, redeem, purchase or otherwise acquire any shares of (A) its capital stock or other equity or voting interests or (B) any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), in the case of clauses (A) and (B), including Equity Interests, Company Securities or Company Subsidiary Securities;
(iii)purchase any Equity Interests of any Person except Equity Interests of Federal Home Loan Banks or of Federal Reserve Banks in the ordinary course of business;
(iv)establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity voting interests, including Equity Interests, Company Securities or Company Subsidiary Securities;
(v)adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;
(vi)incur, assume or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for Indebtedness of the Company to Birch Bank or of Birch Bank to the Company, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank or sales of certificates of deposits, in each case incurred in the ordinary course of business;
(vii)enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business and in accordance with the hedging policy of the Company, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement and (C) renewals or extensions of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement on terms that are materially similar to those terms in effect as of the date of this Agreement;
(viii)sell, lease, exchange, transfer or otherwise dispose of to any Person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses, except for dispositions of assets (A) immaterial to the operation of the Company and Birch Bank, (B) of less than $50,000 individually, or $250,000 in the aggregate, or (C) in the ordinary course of business;
(ix)(A) transfer, sell, lease, license, sublicense, subject to any Lien (other than a Permitted Lien), cancel, abandon or allow to lapse or expire any material Business Intellectual Property except, in each case, for non-exclusive licenses granted in the ordinary course of business or (B) disclose any material confidential information or Trade Secrets, in the case of this clause (B), other than pursuant to a written confidentiality agreement reasonably protective of such confidential information and Trade Secrets;
(x)grant any Lien (other than a Permitted Lien) on any of its material assets other than (A) to secure Indebtedness in existence at the date of this Agreement or permitted under

Section 5.01(b)(vi) or (B) to the Company or to a wholly owned Subsidiary of the Company;
(xi)except as described in paragraph (iii) of this Section 5.01(b), acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (A) any Person, the capital stock or Equity Interests thereof or a material portion of the assets of any other Person or business, or division thereof, or (B) any material assets;
(xii)except as required by the terms of any Company Plan in effect on the date of this Agreement or applicable Law, (1) grant to any employee, director or individual service provider any increase in compensation or benefits, other than increases in annual base salary or wage rate or target cash annual incentive opportunities to employees which are made in the ordinary course of business in connection with promotions or as part of the Company’s annual performance reviews, (2) establish, adopt, enter into, take any discretionary action under or amend any Company Plan (or any employee benefit or compensation plan, program or arrangement that would be a Company Plan if in effect on the date of this Agreement); (3) take any action to accelerate any rights or benefits or funding thereof under any Company Plan; or (4) hire or promote any employee or individual service provider or terminate the employment or engagement of any employee or individual service provider without cause, other than hirings and promotions in the ordinary course of business for employees;
(xiii)establish or recognize any labor union, labor organization, works council or other staff representative body;
(xiv)effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable Law);
(xv)make any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) the Accounting Standards (or any interpretation thereof), (B) any applicable Law, or (C) any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);
(xvi)make (other than consistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method or change any Tax accounting period, enter into any closing agreement or agreement in respect of material Taxes with any Governmental Authority, settle any audit, examination, or other proceeding with respect to any material amount of Taxes, enter into any closing agreement, voluntary disclosure agreement or similar agreement or arrangement with respect to a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, incur any liability for material Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated tax payments), surrender any right to claim a Tax refund, offset or other reduction in Tax liability, file any amended Tax Return, prepare or file any Tax Return in a manner inconsistent with past practice, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;
(xvii)amend the Company Charter Documents or the comparable organizational documents of any Subsidiaries of the Company;
(xviii)settle (or enter into any Contract involving or providing for the settlement of or other arrangement providing concessions with respect to) any pending or threatened Action against the Company or any of its Subsidiaries that would, or would reasonably be expected to, (A) result in any liability of the Company or any Subsidiary of the Company in excess of $50,000, (B) result in injunctive or other equitably relief against the Company or any Subsidiary of the Company, or (c) be inconsistent with the ordinary course of business;
(xix)file a petition in bankruptcy under any provision of federal or state bankruptcy Law or adopt or consummate (A) any plan of complete or partial liquidation, dissolution, merger or consolidation of the Company or any of the Company’s Subsidiaries, (B) a restructuring, recapitalization or other reorganization of the Company, or (C) a restructuring, recapitalization or other reorganization of any of its Subsidiaries, or otherwise wind up the business or operations of the Company and its Subsidiaries;
(xx)make capital expenditures, except, in each case, for capital expenditures: (A) as set forth in Section 5.01(b)(xx) of the Company Disclosure Letter, (B) where such capital expenditures are not in excess of ten percent (10%) of the budgeted amount for the principal category of the applicable capital expenditure, such category to be determined by reference to the capital expenditure materials made available to Parent prior to the date hereof, or (C) to repair damage to facilities, properties or assets resulting from insured casualty events or to maintain the safety of individuals or such facilities, properties and assets;
(xxi)effect any recapitalization, reclassification, reorganization or other change in the capitalization of the Company or any of its Subsidiaries;
(xxii)cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries except in the ordinary course of business (including, for avoidance of doubt, with respect to Loans except as permitted by Section 5.01(b)(xxix), or as otherwise permitted by Section 5.01(b)(xxx));

(xxiii)except as required by applicable Governmental Authorities, make any material changes in its policies and practices with respect to insurance policies, including to materially reducing the amount of insurance coverage currently in place, cancel, terminate, fail to maintain in full force and effect in all material respects, allow to expire, or fail to promptly replace or renew, the material insurance policies of the Company and its Subsidiaries;
(xxiv)take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI to not be satisfied, or the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions;
(xxv)without providing seven (7) calendar days’ prior notice to Parent and receiving Parent’s prior written consent thereto (not to be unreasonably withheld, conditioned or delayed), (A) terminate (other than by the terms of such Contract), amend, modify, renew (other than automatic renewals pursuant to the terms of such Contract), not renew, assign or grant any waiver under any Material Contract or enter into any Contract which if entered into prior to the date hereof would be a Material Contract, in each case, to the extent any such amended Material Contract or Contract would require disclosure pursuant to Section 3.17(a)(x) if entered into prior to the date hereof or (B) enter into any Contract which if entered into prior to the date hereof would be a Material Contract, in whole or in part, because of clauses (ii), (viii) or (xiii) (other than Contracts entered into in the ordinary course of business, provided that such Contract would not be considered a Material Contract);
(xxvi)(A) engage in any new line of business, abandon or discontinue any existing line of business, (B) create any Subsidiary or joint venture, (C) change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (D) implement any material change in acceptable credit risk to the Company or Birch Bank’s business portfolio, including changes in risk implemented by the credit committee (or its equivalent) of the Company or Birch Bank, or (E) materially change its policies with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, in each case except as required by rules, policies or requirements imposed by a Governmental Authority;
(xxvii)except as permitted under Section 5.01(b)(vii), materially change the composition or size of its investment securities portfolio, change its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the ordinary course of business in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
(xxviii)set interest rates with respect to depository accounts of Birch Bank in a manner inconsistent with the ordinary course of business in compliance with its policies;
(xxix)make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company), other than in the ordinary course of business in compliance with Birch Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement including permitted exceptions under such underwriting policy and related Loan policies (provided that this exception shall not permit the Company or any of its Subsidiaries to acquire a portfolio or pool of such Loans, which for the avoidance of doubt will not prevent the Company or any of its Subsidiaries from entering into a participation with respect to any Loans in accordance with this Section 5.01(b)(xxix)); provided that if Parent does not respond to a request for consent pursuant to this Section 5.01(b)(xxvi) within two (2) business days of having received such request together with the relevant Loan package and all other material information relating thereto, such non-response shall be deemed to constitute consent; provided, further, that the Company and Birch Bank shall use commercially reasonable efforts to provide notice to Parent of any anticipated need for such request as soon as it is reasonably anticipated by the Company or Birch Bank to be required;
(xxx)book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, with respect to the Company’s and Birch Bank’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed twenty-five (25%) of the Company’s total liabilities, defined per the methodology of the Call Report;
(xxxi)cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (x) sales of Loans and sales of investment securities, in each case in the ordinary course of business, or (y) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(xxxii)enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;
(xxxiii)permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;
(xxxiv)make any material change in cash management policies;
(xxxv)(A) abandon, forfeit or fail to maintain any material Permit or (B) other than in the ordinary course of business, make any filings with or seek any waivers from or fail to make any filings required to be made to any Governmental Authority that would reasonably be expected to result in a material adverse change to any material Permit or the ability to consummate the Transactions contemplated by this Agreement;
(xxxvi)fail to maintain the Real Property, including all of the improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted;
(xxxvii)acquire, sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, sublease, license, assign, transfer, mortgage, pledge, encumber or otherwise dispose of, any of its assets or real properties other than in the ordinary course of business;
(xxxviii)enter into any Contract for the purchase, sale or lease of real property or amend, terminate, or grant any waiver or consent with respect to any Real Property, except any renewals of existing Company Leases in accordance with the terms thereof in the ordinary course of business; or
(xxxix)resolve, authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions;
(xl)provided, that to the extent any action referenced in this Section 5.01(b) would otherwise be permitted as a result of it being a transaction between or among the Company and its wholly owned Subsidiaries, any such action may only be permitted to the extent that such action is not reasonably expected to adversely affect Parent or the consummation of the Transactions, or result in noncompliance with applicable Law.
(c)Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(c) of the Parent Disclosure Letter, unless the Company otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to (i) amend its organizational documents in any manner that would prevent, materially delay or materially impair the Transactions, or (ii) consummate (A) any plan of complete or partial liquidation or dissolution of Parent, or (B) a restructuring, recapitalization or other reorganization of Parent.
(d)Nothing contained in this Agreement is intended to give the Company, Parent or Merger Sub, directly or indirectly, the right to control or direct the other party’s or their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Any violation, breach or other nonperformance of this Section 5.01(d) shall be deemed to be a failure to comply with or perform in all material respects for purposes of Article VI and Article VII.
Section 5.02.Solicitation; Change in Recommendation.
(a)Except as permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall not, shall cause its Subsidiaries and its and their respective employees, directors and officers not to and shall use its reasonable best efforts to cause its and their respective other Representatives not to (and shall expressly not authorize such Representatives to), directly or indirectly: (i) initiate, solicit, knowingly assist, knowingly encourage or knowingly facilitate (A) any inquiries or requests for information with respect to, or (B) the making of, any inquiry regarding, or any proposal or offer that constitutes, in the case of clause (A) or (B), a Takeover Proposal or a Potential Takeover Proposal (including furnishing to any other Person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or a Potential Takeover Proposal); (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except solely to notify any Person of the provisions of this Section 5.02), or make available or furnish or provide access to its properties, employees, officers, assets, books, Contracts and records or any confidential information or data to any Person in connection with, or for the purpose of encouraging, any Takeover Proposal or a Potential Takeover Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “Company Acquisition Agreement”); or (v) resolve, agree or publicly propose to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, shall cause each of its Subsidiaries and its and their respective employees, directors and officers to, and shall use its reasonable best efforts to cause its and their respective other Representatives (including expressly directing such Representatives) to, cease and terminate any and all solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) in connection with a Takeover Proposal or a Potential Takeover Proposal and shall immediately following execution of this Agreement terminate each such Person’s access to any existing electronic data room related thereto. The Company also agrees that promptly (and in any event within forty-eight (48) hours of the execution of this Agreement), the Company shall request and, to the extent such right is available under the applicable confidentiality agreement, require that each Person (other than the parties hereto and their respective Representatives in their capacity as such) that has within twenty-four (24) months prior to the date hereof executed a confidentiality agreement in connection with its consideration of a possible Takeover Proposal or possible business combination, merger or other similar transaction involving the Company or any of its Subsidiaries, to promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date hereof (unless such request has previously been made). From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall enforce (and shall not be permitted to waive, terminate or modify) any provisions of any standstill or confidentiality agreement that prohibits or purports to prohibit a Takeover Proposal or a Potential Takeover Proposal being made to the Board of Directors of the Company unless the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that enforcing such provision (or, the failure to waive, terminate, or modify such provision) would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable Law, in which case, the Company shall not be required to enforce and may waive, terminate or modify such standstill or confidentiality agreement, after prior written notice to Parent, solely to the extent (x) necessary to permit the applicable Person or group of Persons to make, on a confidential basis to the Board of Directors of the Company, a Takeover Proposal, conditioned upon such Person or group of Persons agreeing to disclosure of such Takeover Proposal to Parent and (y) that such Takeover Proposal has not been solicited in violation of this Section 5.02.
(b)Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited Takeover Proposal that did not result from a breach of Section 5.02(a), then (i) the Company and its Representatives may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that the Board of Directors of the Company believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal; provided, that with respect to clauses (A) through (C), nothing herein shall permit the Company or any of its Representatives to negotiate with any such Person or group of Persons making the Takeover Proposal or its or their Representatives without complying with the applicable terms of this Agreement; and (ii) if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would be reasonably expected to be inconsistent with the directors’ statutory standard of conduct under applicable Law (a “Qualifying Takeover Proposal”), then, (1) promptly (and no later than 24 hours) after the Board of Directors of the Company has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, the Company shall provide written notice to Parent of such determination (“Qualifying Takeover Proposal Notice”), and (2) prior to the receipt of the Company Stockholder Approval and as long as such Takeover Proposal constitutes a Qualifying Takeover Proposal, after delivering a Qualifying Takeover Proposal Notice to Parent, (x) the Company may enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making such Qualifying Takeover Proposal, (y) pursuant to such Acceptable Confidentiality Agreement, the Company may, and may cause its Representatives acting on its behalf to, furnish information (including non-public information) with respect to the Company and its Subsidiaries or provide access to the properties, employees, officers, assets, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Qualifying Takeover Proposal and its or their respective Representatives and financing sources; provided, however, that the Company shall provide to Parent and its Representatives any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives prior to or concurrent with the time it is provided to such Person, and (z) the Company may engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Qualifying Takeover Proposal and its or their Representatives and financing sources.
(c)Following the date of this Agreement, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives any Takeover Proposal or Potential Takeover Proposal (whether or not resulting from a breach of this Section 5.02), which notice shall include the identity of the Person or group of Persons making such Takeover Proposal or Potential Takeover Proposal and, with respect to any proposal or offer, a summary of the material terms and conditions of such proposal or offer and copies of any draft agreements, term sheets, indications of interest or other materials received from such Person or group of Persons or its or their Representatives. The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it or its Subsidiaries from complying with any of the provisions of this Agreement. The Company shall keep Parent reasonably informed on a current basis and in writing of the status of, and any developments relating to or other changes in any Takeover Proposal or Potential Takeover Proposal or the negotiations thereof or discussions related thereto, including providing Parent with (i) copies of (A) all correspondence related thereto and (B) all drafts, outlines or summaries of any documents (including drafts) relating to thereto and (ii) written notice of any non-public information requests relating to such Takeover Proposal or Potential Takeover Proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement. Without limiting the foregoing, the parties hereto acknowledge and agree that any violation of any of the restrictions contained in this Section 5.02 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction or on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company if the Company would not otherwise be permitted to take or refrain from taking such action by this Section 5.02.
(d)The Board of Directors of the Company shall not, directly or indirectly, (i) (A) fail to make or include the Company Board Recommendation in the Proxy Statement, (B) withhold, withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any securityholders of the Company, or publicly propose to recommend, endorse, approve or adopt or submit, any Takeover Proposal, (D) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal (provided that Parent may only make one such request per Takeover Proposal (or per material modification thereof)), or (E) fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (1) five (5) Business Days prior to the Company Stockholders’ Meeting and (2) ten (10) Business Days after the public disclosure thereof, provided, however that the Board of Directors of the Company may, and may cause the Company to, (1) make a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, so long as such communication includes a reaffirmation of the Company Board Recommendation, (2) elect to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth (5th) Business Day prior to the Company Stockholders’ Meeting and (II) the close of business on the tenth (10th) Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on such tenth (10th) Business Day the Board of Directors of the Company publicly recommends against such tender offer or exchange offer, (3) if the Company has received a Takeover Proposal and the Board of Directors of the Company has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal in accordance with Section 5.02(b) and the Company has complied in all material respects with the terms of this Agreement with respect thereto, disclose, solely if and to the extent required by Law, that the Company has received such Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, provided that such disclosure states that the Board of Directors of the Company has not changed or withdrawn the Company Board Recommendation, and (4) if the Company has received a Superior Proposal, complied with the terms of this Agreement with respect thereto and delivered to Parent a notice in accordance with Section 5.02(d), disclose, solely if and to the extent required by Law, that the Company has delivered such notice and determined that the applicable Qualifying Takeover Proposal constitutes a Superior Proposal (each action described in this Section 5.02(d)(i), other than, in and of themselves, the actions set forth in the foregoing clauses (1), (2), (3) and (4) (provided that in the case of clause (4), such disclosure shall be deemed an Adverse Recommendation Change unless within two calendar days following expiration of the Notice Period, the Company publicly announces that such Takeover Proposal does not constitute a Superior Proposal, rejects such Takeover Proposal and reaffirms the Company Board Recommendation), being referred to as an “Adverse Recommendation Change”), (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Company Acquisition Agreement, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b), (iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the Company Charter Documents, inapplicable to any transactions contemplated by a Takeover Proposal or a Potential Takeover Proposal (including approving any transaction under the DGCL), or (iv) resolve, agree or propose to take any such actions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, (I) if the Company has received a Superior Proposal and the Company has complied in all material respects with this

Section 5.02 in relation to such Superior Proposal, the Board of Directors of the Company may (x) make an Adverse Recommendation Change with respect to such Superior Proposal and (y) cause the Company to enter into a definitive agreement to effectuate such Superior Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii) and, if applicable, pay or cause to be paid, prior to or concurrent with such termination, the Company Termination Fee pursuant to Section 7.03, if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make an Adverse Recommendation Change, enter into such definitive agreement to effectuate such Superior Proposal and terminate this Agreement would be inconsistent with the directors’ statutory standard of conduct under applicable Law; provided, however, that the Board of Directors of the Company shall not, and shall cause the Company not to, take any action set forth in clause (x) or (y) unless (1) the Company has given Parent at least four (4) calendar days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall describe in reasonable detail the basis for such Adverse Recommendation Change, specify the identity of the Person or group of Persons making such Superior Proposal and include a copy of all agreements to be entered into in connection with such Superior Proposal (including those relating to the sources of financing therefor, with customary redaction of any fee letters with respect thereto)), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith and with time being of the essence, with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of the Notice Period, the Board of Directors of the Company shall have considered in good faith any such revisions proposed by Parent, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed by Parent were to be given effect and if the failure to take such action would be inconsistent with the directors’ statutory standard of conduct under applicable Law; provided, however, that if during the Notice Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Superior Proposal that was previously the subject of a notice hereunder shall require the Company to deliver a new notice and to comply with the requirements of this Section 5.02(d) with respect to such new notice except that the Notice Period shall be two (2) calendar days instead of four (4) calendar days).
(e)Without limiting the applicability or effects of undertaking an Adverse Recommendation Change, nothing in this Section 5.02 or elsewhere in this Agreement in and of itself shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that neither the Company nor the Board of Directors of the Company shall be permitted to recommend that the stockholders of the Company tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Takeover Proposal), unless in each case, in connection therewith, the Board of Directors of the Company effects an Adverse Recommendation Change in accordance with Section 5.02(d); provided, further that any such disclosure under clause (i) or (ii) shall be deemed to be an Adverse Recommendation Change unless such disclosure includes a reaffirmation of the Company Board Recommendation.
(f)As used in this Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement; provided, however, that any Acceptable Confidentiality Agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement.
(g)As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer (and any amendment, modification, or other change thereto) from any Person or group of Persons (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) or twenty percent (20%) or more of the consolidated revenues, operating income or net income of the Company and its Subsidiaries, including through the acquisition of equity interests of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of beneficial ownership of securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock and other voting securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which the holders of the voting power of the Company immediately prior to such transaction would cease to beneficially own securities representing eighty percent (80%) or less of the aggregate voting power of the voting securities of the Company, such Subsidiary, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of twenty percent (20%) or more of the total voting power of the outstanding Company Common Stock and other voting securities of the Company, or (vi) any combination, or transaction substantially similar to, any of the foregoing; provided, however, that this Agreement and the Transactions, together with any modifications thereto proposed by Parent and Merger Sub, shall not be deemed a Takeover Proposal.
(h)As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Board of Directors of the Company has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to the Company’s stockholders than the Transactions (taking into account all the terms and conditions of such proposal and this Agreement (including the Company Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such Takeover Proposal)), (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such Takeover Proposal and of this Agreement considered relevant by the Board of Directors of the Company and (iii) if an all- or part-cash transaction, for which financing is fully committed or reasonably likely to be available at signing and consummation of the transaction contemplated by such Takeover Proposal; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “twenty percent (20%)” and eighty percent (80%) in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”.
(i)Any proposals or offers made by Parent or its Affiliates in response to a Takeover Proposal (and, if required by applicable Law, the disclosure of such proposals or offers) shall not be deemed to be a violation or breach of the Nondisclosure Agreement.
Section 5.03.Efforts.
(a)Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents necessary to consummate and make effective the Transactions, (ii) obtain any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary to consummate and make effective the Transactions (including any Regulatory Approvals), and, subject to Section 5.03(b), to comply with the terms thereof (including, for the avoidance of doubt, by filing any applications, notices, petitions and filings required to obtain the Regulatory Approvals, consistent with the instructions of any Governmental Authority), and (iii) execute and deliver any additional instruments necessary to consummate the Transactions. Each of Parent and the Company shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Governmental Authority or under any applicable Law or Judgment. In the event that the parties hereto shall fail to obtain any third party approval or consent that is necessary, proper or advisable in connection with the Mergers or the Transactions (other than from a Governmental Authority, including a Regulatory Approval), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any such third parties (other than Governmental Authorities, including a Regulatory Approval) with respect to any transaction contemplated by this Agreement, (A) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations), and (B) none of Parent, Merger Sub or any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (other than ordinary course filing and similar fees that are consistent with market practice in comparable situations).
(b)Notwithstanding anything to the contrary, nothing in this Agreement shall require Parent, any of its Subsidiaries or any of its Affiliates to (i) propose, offer, negotiate, commit to, agree to, accept and effect (as applicable) undertakings, commitments or other conditions not contemplated by or any other material deviations from the business plan(s) provided to any Governmental Authority in connection with the Regulatory Approvals, or (ii) take any action, or commit to take any action, or accept any restriction, commitment or condition, involving Parent and any of its Subsidiaries or Affiliates, or the Company and any of its Subsidiaries, which would reasonably be expected to be burdensome to the business, operations, financial condition or results of operations of Parent and its Subsidiaries and Affiliates, taken as a whole after giving effect to the Transactions (any such action, condition, commitment, undertaking or restriction described in clauses (i) and (ii), a “Burdensome Condition”).
(c)Subject to Section 8.19, and notwithstanding anything else to the contrary herein, Parent, after consulting in good faith with the Company and considering in good faith the Company’s views and comments, in each case, to the extent permitted by Law, shall (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.
(d)Each of the parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings required to obtain the Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than sixty (60) days after the date of this Agreement, unless a Governmental Authority has advised or requested that such party should file such application, notice, petition, or filing at a later date), and to obtain all Regulatory Approvals that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such Regulatory Approvals; provided, however that all applications, notices, petitions, and filings required to obtain the Regulatory Approvals shall be made by Parent (and its Subsidiaries, as appropriate) no later than sixty (60) days after the date of this Agreement. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply)

as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested in connection with this Section 5.03 or by the relevant Governmental Authority in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent will be responsible for all filing fees in connection with any filings required to be made pursuant to this Section 5.03(d). Parent shall seek confidential treatment for the Company Disclosure Letter and all personally identifiable information in any and all applications, notices, filings, related correspondence, and related information filed with or submitted to any Governmental Authority.
(e)In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, analyses, presentations, memoranda, briefs, arguments, waivers, exemptions, clearances, orders, confirmations and other documents with any Governmental Authority in connection with the Regulatory Approvals (and the Transactions generally) and in connection with any investigation or other inquiry by or before any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person (including and subject to applicable Laws relating to the exchange of information, providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding Transactions, provided, that the Company shall not have the right to review portions of material filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto); (ii) keep the other parties hereto reasonably informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, any Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) regarding any of the Transactions and giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority; (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, provided, that the Company shall not have the right to review portions of material filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto, (iv) subject to applicable Laws, and to the extent reasonably practicable, consult with the other parties hereto or their counsel in advance of any meeting, conference or discussion with any Governmental Authority in connection with the Regulatory Approvals and the Transactions generally (other than non-material and routine communications between counsel and a Governmental Authority regarding the regulatory approval process or status); (v) to the extent permitted by the applicable Governmental Authority or other Person, give representatives of the other parties hereto the opportunity to attend and participate in any meeting or conference (whether in person, by telephone or otherwise) in connection with the Regulatory Approvals and the Transactions generally (other than non-material or routine communications between counsel and a Governmental Authority regarding the regulatory approval process or status); and (vi) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, any Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties hereto (whether formally or informally, in draft form or final form) to any Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and such document or information shall not be submitted by the Company to any Governmental Authority without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), provided, that the Company shall not have the right to review or be required to give consent to the filing of such portions of material to be filed by Parent with a Governmental Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto. Each of the parties hereto will furnish to the other information and assistance as the other may reasonably request in connection with the preparation of any required filings or submissions to any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority to the extent reasonably practical and not prohibited by such Governmental Authority.
(f)Notwithstanding anything to the contrary in this Section 5.03, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.03 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials, (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any information of the nature contemplated by the foregoing clauses (i) and (ii).
(g)For the avoidance of doubt, to the extent this Agreement is validly terminated pursuant to Article VII, a party hereto shall be enabled to take any action that was otherwise prohibited or conditioned upon the consent of the other party hereto without such consent.
Section 5.04.Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, or is consistent with prior public communications previously consented to by the other parties. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by any party hereto which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the other parties hereto that has not been previously announced or made public in accordance with the terms of this Agreement.
Section 5.05.Access to Information; Confidentiality.
(a)Subject to applicable Law and any applicable Judgment, upon reasonable notice, the Company shall afford, and shall cause its Subsidiaries and each of its and their Representatives to afford, to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees (provided that Parent shall first direct any request to contact any officer or employee to the Chief Executive Officer of Birch Bank and include the Chairman of the Board of Directors of the Company), agents, properties, books, Contracts and records (other than any of the foregoing with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall, and shall cause its Subsidiaries and its and their Representatives to, furnish promptly to Parent and its Representatives such information concerning its and its Subsidiaries business, personnel, assets, Governmental Authority, customer, vendor and agent relationships, liabilities and properties as Parent may reasonably request (other than any information with respect to the negotiation of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal, or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company regarding any Takeover Proposal or Adverse Recommendation Change); provided, however, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that (A) the Company shall not be obligated to provide such access or information if doing so would (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than, for the avoidance of doubt, Parent and its Subsidiaries and their respective representatives), (ii) violate applicable Law or an applicable Judgment, including as described in Section 8.19, (iii) jeopardize, on the advice of outside legal counsel, the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, in each case, that the Company has used reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a disclosure, violation or jeopardization, and (B) such activities shall not involve any environmental sampling or testing. Until the Effective Time, all information provided (including information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to Section 5.11(a)) will be subject to the terms of that certain Amended and Restated Confidentiality and Non-disclosure Agreement, dated as of January 23, 2026, by and between the Company, Birch Bank and Opportunity Financial, LLC (the “Nondisclosure Agreement”).
Section 5.06.Indemnification and Insurance.
(a)For a period of six (6) years after the Effective Time, each of Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and/or its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents or the organizational documents of such Subsidiaries, as applicable, as in effect on the date of this Agreement or pursuant to any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, including without limitation the agreements set forth on Section 5.06 of the Company Disclosure Letter (the “Indemnity Agreements”), in each case, as made available to Parent prior to the date of this Agreement (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification obligation that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Company, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification, advancement of expenses or exculpation from liabilities between the Company or any of its Subsidiaries and any Indemnitee prior to the date of this Agreement, in each case, as made available to Parent prior to the date of this Agreement.

(b)Without limiting the foregoing, from and after the Effective Time for a period of six (6) years, to the fullest extent permitted by applicable Law and consistent with the formal and informal requests of each Governmental Authority with jurisdiction over such entities, Parent shall cause the Operating Agreement of the Surviving Company, and the Surviving Company shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, in each case, of managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents, the organizational documents of such Subsidiaries and the Indemnity Agreements, each as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. From and after the Effective Time, Parent shall cause the Company to maintain in full force and effect the Indemnity Agreements, and such Indemnity Agreements may only be terminated or amended in writing with the consent of the parties thereto or in accordance with their terms. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable expenses (including reasonable and documented attorneys’ fees, costs and expenses) of any Indemnitee under this Section 5.06 (including in connection with establishing or enforcing a right to indemnification or advancement of expenses referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, however, that an advancement of expenses shall be made solely upon delivery of a written undertaking, by the Indemnitee, that he or she has met the standard of conduct necessary for indemnification applicable to him or her and to repay any amounts so advanced (without interest) if and to the extent that it is determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified or entitled to advancement of expenses or the standard of conduct for indemnification was not met. For the avoidance of doubt, an Indemnitee shall not be entitled to indemnification by Parent under this Section 5.06 if it is finally determined that such Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification; provided, that for the avoidance of doubt, the foregoing portion of this sentence shall not limit in any manner an Indemnitee’s rights to be indemnified by the Surviving Company pursuant to the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries, under the Indemnity Agreements or by contract or otherwise as in effect on the date of this Agreement; provided, that if an Indemnitee received advancement of expenses or indemnification pursuant to this Section 5.06 and it is determined that the Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification, such Indemnitee shall repay all such amounts to Parent or the Surviving Company previously received, as applicable.
(c)At or prior to the Closing, the Company shall purchase or cause to be purchased a six (6) year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided, that the maximum aggregate premium for such insurance that the Company shall be required to expend shall not exceed two hundred and fifty percent (250%) of the annual directors’ and officers’ insurance premium for the Company’s current fiscal year (the “Maximum Premium”), which annual premiums are set forth in Section 5.06(c) of the Company Disclosure Letter. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company shall obtain the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. The Surviving Company shall cause such policy to be maintained in full force and effect for its full term and shall honor all of its obligations thereunder.
(d)The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement, under the Indemnity Agreements, or by contract or otherwise. The obligations of Parent and the Surviving Company under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and their heirs and representatives shall be third-party beneficiaries of this Section 5.06).
(e)In the event that (i) Parent, the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations thereof set forth in this Section 5.06.
(f)Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.
(g)Notwithstanding anything in this Section 5.06 to the contrary, no indemnification payments will be made to an Indemnitee with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) Parent’s board of directors determines in writing that the Indemnitee acted in good faith and in the best interests of the Surviving Company or Surviving Bank; (ii) Parent’s board of directors determines that the payment will not materially affect Parent’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the Indemnitee agrees in writing to reimburse Parent, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Governmental Authority results in a final order, Judgment or settlement in which the Indemnitee is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.
Section 5.07.Employee Matters.
(a)For a period of one (1) year following the Effective Time (or, if earlier, the date of the applicable Continuing Employee’s (as defined below) termination of employment), Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide (i) an annual base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunity to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable taken as a whole than those in effect immediately prior to the Effective Time and (ii) other employee benefits (excluding any defined benefit pension, nonqualified deferred compensation, retention bonus, special bonus, long-term incentive, severance or other retiree health and welfare benefits) to each Continuing Employee that are substantially comparable in the aggregate to either (A) those provided to such Continuing Employee immediately prior to the Effective Time, to the extent such benefits are set forth on Section 3.11(a) of the Company Disclosure Letter, or (B) those provided to similarly-situated employees of Parent or its Subsidiaries.
(b)With respect to all employee benefit plans of Parent, the Surviving Company and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (other than any defined benefit pension, nonqualified deferred compensation or retiree health and welfare benefits), for eligibility, vesting and, with respect to vacation and paid time off benefits, accrual purposes (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Company or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. For a period of not less than one year following the Effective Time, Parent or its applicable Subsidiary (including, following the Effective Time, the Surviving Company and Surviving Bank) shall recognize all Continuing Employees’ accrued, unused vacation and sick leave (collectively, “PTO”) as of the Effective Time and shall make such PTO available for use by the Continuing Employees, subject to the terms of the applicable Company PTO program immediately prior to the Effective Time and in any event for a period not to exceed one (1) year following the Effective Time; provided, however, that for the avoidance of doubt, no Continuing Employee shall be entitled to duplicative accruals of PTO for any period of service.
(c)Without limiting the generality of Section 5.07(a), Parent shall, or shall cause its Affiliates (including, following the Effective Time, the Surviving Company and its Subsidiaries) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Company or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under a comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Company and its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they are eligible to participate immediately following the Effective Time to the same extent such service was recognized under the corresponding Company Plan as of immediately prior to the Effective Time.
(d)The Company shall, or shall cause its applicable Subsidiaries to, take all actions necessary or appropriate, effective no later than the day immediately preceding the Closing Date, to terminate, or take other actions in connection with the termination of, any Company Plan which is selected by Parent for termination; provided that Parent provides such request to terminate the applicable Company Plan in writing no less than thirty (30) Business Days prior to the Closing Date; provided further, that Parent shall not require the termination of any Company Plan which is an employment agreement or cash incentive agreement. If Parent provides such written request to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Board of Directors of the Company (or the applicable Subsidiaries’ board of directors) has validly adopted resolutions to terminate such Company Plan(s) (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed) and taken all other actions necessary or advisable to terminate such Company Plans, effective no later than the date immediately preceding the Closing Date.
(e)The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any compensation or employee benefit plan of the Company, the Surviving Company, Parent or any of their Affiliates, including any Company Plan, for purposes of ERISA or otherwise, and no current or former employee, director or individual service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained this Section 5.07 expressed or implied, is intended or shall be construed to impede or limit Parent, the Company, the Surviving Company or any of their Affiliates from amending or terminating any Company Plan following the Effective Time. Nothing contained in this Agreement shall obligate Parent, the Surviving Company or any of their Affiliates to maintain any particular benefit plan, or retain the employment of any particular employee or individual service provider.
Section 5.08.Notification of Certain Matters; Stockholder Litigation and Engagement.
(a)Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with or arising or resulting from this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with or as a result of the execution, delivery or performance of this Agreement or the Transactions; and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party in relation to this Agreement or the Transactions or the negotiation, execution, delivery, or performance of this Agreement. Parent shall have the right, at its own expense, to participate fully in the defense, strategy, and settlement discussions of any such litigation, including through separate counsel of its choosing, and the Company shall reasonably consider Parent’s view with respect thereto.
(b)The Company shall promptly notify Parent, and shall keep Parent reasonably informed with respect to, the defense and settlement of any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
(c)Prior to the Effective Time, and in all cases subject to Section 8.19, the Company shall give prompt written notice to Parent of (i) to the extent permitted under applicable Law, the commencement of any material investigation by a Governmental Authority or any material notice, inquiry or other communication received by the Company or any of its Subsidiaries from any Governmental Authority in connection with a potential or ongoing investigation and (ii) any material Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, where such notice is not already required to be provided to Parent pursuant to Section 5.08(a). To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.08(c).
(d)Without limiting the requirements of Section 5.02, the Company shall give prompt written notice to Parent of, and shall keep Parent reasonably informed with respect to, any private or public letter, notice, proposal, e-mail, text message or other similar message or other communication (including any oral communication) received by the Company, any of its Subsidiaries, the Board of Directors of the Company or any committee thereof, or its or their Representatives, from any actual or purported stockholder of the Company, any Affiliate of such stockholder, any Representative of such stockholder or any Affiliate of such stockholder, or any Person acting on behalf of or in concert with any stockholder of the Company or an Affiliate of such stockholder, in each case, intended to, seeking to or proposing to influence, advise, change or control the management of the Company, the Board of Directors of the Company or the Company, whether with respect to this Agreement or the Transactions or otherwise, including to oppose or seek to oppose the Company Board Recommendation or the consummation of the Transactions or to alter the terms or conditions of this Agreement. To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.08(d).
Section 5.09.Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) Merger Sub shall not expend funds other than in connection with (i) the Transactions and the payment of related expenses and (ii) matters ancillary to its existence and (b) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its Equity Interests.
Section 5.10.Exchange De-listing. Parent shall cause the Company Common Stock to be de-listed from, and cease to trade on, the OTCQX effective as of immediately prior to the Effective Time and, prior to the Effective Time, the Company shall provide all reasonable cooperation requested by Parent in connection therewith.
Section 5.11.Preparation of Registration Statement; Preparation of Proxy Statement; Company Stockholders’ Meeting.
(a)As promptly as practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare the Registration Statement. Parent shall cause the Registration Statement to be filed with the SEC as promptly as reasonably practicable after the preparation thereof (the Registration Statement and the Prospectus included therein, the “Transaction SEC Filings”). Each party shall cooperate with the other party in the preparation of the Proxy Statement and the Transaction SEC Filings and any amendment or supplement thereto (and in the response to any comments of the SEC or its staff on the Transaction SEC Filings or any amendment or supplement thereto), and shall consider in good faith all reasonable comments made by the other party, prior to the filing or mailing thereof. For the avoidance of doubt, the consent of Parent shall be required with respect to the form and contents of the Proxy Statement. The Company shall cooperate with Parent with respect to, and respond to and resolve as promptly as practicable, any comments of the SEC or its staff to the Transaction SEC Filings, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall not agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Transaction SEC Filings unless it consults with Parent in advance. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act (the “SEC Clearance Date”), such that it is available for inclusion in the mailing of the Registration Statement. Each party shall promptly furnish to the other party all information required or reasonably requested by the other party in connection with the preparation, filing and distribution of the Proxy Statement and the Transaction SEC Filings. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement or in the Transaction SEC Filings as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)If the Company or Parent becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement or the Transaction SEC Filings, then such party shall: (i) promptly inform the other party thereof; (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Transaction SEC Filings prior to it being filed with the SEC or mailed to the stockholders of the Company, as applicable; (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC or delivered to the stockholders of the Company; and (iv) if mailing is reasonably likely to be required under applicable Law, cooperate in mailing such amendment or supplement to the stockholders of the Company.
(c)Prior to the Effective Time, Parent shall use its reasonable best efforts to take all other action required to be taken under the Securities Act (and the rules and regulations of the SEC promulgated thereunder), the Exchange Act (and the rules and regulations of the SEC promulgated thereunder), the rules and policies of the NYSE or under any applicable state securities or “blue sky” laws (and the rules and regulations promulgated thereunder) in connection with the issuance, exchange and listing of Parent Common Stock to be issued in the Merger, except that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process in any jurisdiction.
(d)To the extent not prohibited by any Judgment by a court of competent jurisdiction, the Company shall, in accordance with applicable Law and the Company Charter Documents to establish a record date for and duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Unless the Board of Directors of the Company has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall consult with Parent regarding the record date for the Company Stockholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. The Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the Company may, in consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consulation with outside counsel is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, in each case in accordance with this Section 5.11, (ii) to the extent required by a court of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, (A) the Company shall not adjourn, recess or postpone the Company Stockholders’ Meeting to a date that is less than five or more than ten (10) days after the date on which the Company Stockholders’ Meeting was originally scheduled without the prior written consent of Parent and (B) if Parent requests that the Company adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, the Company will do so. The Company shall be required to adjourn the Company Stockholders’ Meeting only two (2) times pursuant to this Section 5.11(d).

(e)The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent, including by allowing Parent to participate in phone calls with the Company’s proxy solicitor regarding the proxy solicitation.
(f)Nothing in this Section 5.11 shall be deemed to prevent the Company or the Board of Directors of the Company from taking any action they are permitted or required to take under, and in compliance with, Section 5.02.
Section 5.12.Trust Preferred Securities. Parent will use all reasonable best efforts and take any actions reasonably required to facilitate the assumption by Parent of the Trust Preferred Securities, and the treatment of such Trust Preferred Securities as additional tier 1 regulatory capital instruments of the Parent following the Mergers, utilizing such transaction structures or legal entities as a Governmental Authority may indicate would be required to ensure such treatment, including submitting notice to or obtaining approval from any required Governmental Authority, and the Company and Birch Bank will cooperate, use all reasonable best efforts, and work in good faith with Parent to accomplish the same.
Section 5.13.Financing Assistance from the Company.
(a)During the Pre-Closing Period, at Parent’s expense to the extent subject to the expense reimbursement provisions in Section 5.13(b), the Company and its Subsidiaries shall use reasonable best efforts to provide (and shall use reasonable best efforts to cause its and their Representatives to provide) to Parent and Merger Sub such cooperation and assistance as may be reasonably requested by Parent to assist Parent in arranging and obtaining any debt financing (including, for the avoidance of doubt, for purposes of this Section 5.13, any senior secured or unsecured bank financing or offering or private placement of debt, equity, equity-linked or equity-backed securities). Such cooperation shall include, but not be limited to:
(i)(x) furnishing to Parent, Merger Sub, the applicable providers of debt financing and their respective Representatives such financial information as Parent may reasonably request, and (y) cooperation to update any such financial information in order to cause such financial information to be Compliant;
(ii)preparation for and participation in a reasonable number of meetings, conference calls, road shows, due diligence sessions, drafting sessions and presentations with prospective lenders and investors and with rating agencies, including direct contact between senior management of the Company, on the one hand, and the actual and potential providers of debt financing, on the other hand, or other reasonable and customary financing activities, in each case, by officers of customary seniority and expertise of the Company;
(iii)providing information regarding the Company’s business, operations, properties, assets, liabilities and condition as may be reasonably requested by Parent to assist Parent and Merger Sub in preparing materials for rating agency presentations, offering documents, private placement memoranda, registration statements, prospectuses, bank information memoranda, a confidential information memorandum, packages (including, in each case, procuring permission for the use of industry reports and data referenced therein) and similar documents reasonably and customarily used to syndicate or place any debt financing;
(iv)providing reasonable and customary assistance in the preparation by Parent of (but not prepare) pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein);
(v)providing reasonable cooperation with due diligence efforts of the applicable providers of debt financing, to the extent customary and reasonably requested;
(vi)providing at least four (4) Business Days prior to the Closing Date all documentation and other information about the Company and its Subsidiaries as is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, to the extent requested in writing by Parent at least eight (8) Business Days prior to the Closing Date;
(vii)to the extent required by any provider of debt financing, providing customary authorization letters authorizing the distribution of information to prospective providers of debt financing regarding the Company’s business, subject to customary terms and conditions (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein);
(viii)facilitating the execution and delivery as of the Closing (but not prior to the Closing) of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the providers of debt financing (provided, that no obligation of the Company under any such document or agreement shall be effective until the Closing) and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company and its Subsidiaries in connection with any debt financing, effective as of the Closing (but not prior to the Closing); and
(ix)in connection with any offering of securities as part of any debt financing, use reasonable best efforts to cause the independent registered public accountants of the Company to participate, consistent with customary practice, in due diligence sessions with the providers of debt financing, and to issue, consistent with customary practice, a customary comfort letter (including customary “negative assurance”) as reasonably requested by any provider of debt financing with respect to the financial information of the Company’s business included in the offering documentation for any debt financing.
(b)Nothing in this Section 5.13 will require the Company to (i) provide any assistance or cooperation that (A) would cause any representation or warranty in this Agreement to be breached (or to not be true and current) or (B) would reasonably be expected to prevent, materially delay or materially impair the satisfaction of any of the conditions to the Closing set forth in Article VI or otherwise result in a breach of this Agreement; (ii) provide any financial (or other information) that (1) is not produced in the ordinary course of business or (2) is not required to be provided pursuant to the terms of the documentation governing the Indebtedness of the Company; (iii) take any action that would conflict with, violate or result in a breach of or default (with or without notice, lapse of time or both) under its organizational documents or any contract or law (including with respect to privacy of employees) to which it or its property is bound; (iv) provide access to or disclose information that the Company determines in good faith would jeopardize any attorney client privilege (provided that the Company shall use reasonable best efforts to provide access to or disclose such information in a manner that would not jeopardize any attorney-client privilege), (v) cause or be reasonably expected to cause any Representative of the Company to incur any personal liability, or (vi) deliver or cause the delivery of any legal opinions or reliance letter. Parent shall promptly, upon request by the Company (and in any event within ten (10) Business Days of such request), reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or any of its Affiliates (including reasonable and documented attorneys’ fees and expenses and accountants’ fees and expenses) in connection with its cooperation contemplated by this Section 5.13.
(c)The Company hereby consents, on behalf of itself and its Subsidiaries and its Affiliates, to the use of its and its Subsidiaries’ and Affiliates’ logos in connection with any debt financing; provided, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company’s or its Subsidiaries’ or Affiliates’ reputation or goodwill.
(d)Notwithstanding anything to the contrary in this Agreement (but without limitation of the Company’s obligations under this Section 5.13), solely to the extent Compliant financial information is not delivered prior to the Closing, as promptly as reasonably practicable following the Closing, the Company and its Affiliates shall use reasonable best efforts to (and shall use reasonable best efforts to cause its and their Representatives to) furnish to Parent and its Representatives such Compliant financial information as Parent may reasonably request.
Section 5.14.Closing Financial Statements.
(a)No later than five (5) Business Days prior to the anticipated Effective Time, the Company shall provide to Parent the Company’s consolidated balance sheet and related statement of income (including the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company described in Section 6.02(e) and its calculation) as of and through the close of business on the last day of the most recently concluded calendar month prior to the anticipated Effective Time (the “Closing Financial Statements”); provided, that if the anticipated Effective Time falls on or before the tenth (10th)

Business Day of a calendar month, the Closing Financial Statements may, at the Company’s option, be prepared as of and through the close of business on the last day of the month immediately preceding the most recently concluded calendar month prior to the anticipated Effective Time.
(b)The Closing Financial Statements shall (i) have been prepared (A) in good faith based on all available information at such time and in accordance with the Accounting Standards, and (B) in the same manner as the Financial Statements, and (ii) reflect all period-end accruals, other adjustments, and provisions to be consistent with the Financial Statements. The Closing Financial Statements shall also (1) reflect as of their date accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, including any transaction, sale, change-of-control, retention costs or bonuses or other payments owed by the Company or any of its Subsidiaries and (2) be accompanied by (x) a certificate of the Company’s chief financial officer, dated as of the date of the Closing Financial Statements, to the effect that such financial statements meet the requirements of Section 5.14(a), were prepared in good faith based on all available information at such time and in accordance with the Accounting Standards and in the same manner as the Financial Statements and reflect all period-end accruals, other adjustments and provisions, and reflect accurately the consolidated balance sheet and related statement of income of the Company in all material respects and (y) all supporting information from the Closing Financial Statements, including all books and records.
(c)Subject to Section 8.19, following delivery of the Closing Financial Statements, the Company shall, and shall cause Birch Bank and each of their respective Representatives to, (i) reasonably cooperate in good faith with and reasonably assist Parent and its Representatives in preparing for and completing their review of the Closing Financial Statements, including Loan valuation, and their investigation and evaluation of any material developments in the Company or Birch Bank from the date hereof (including the status of the Material Contracts, any default under any Law or Judgment applicable to the Company or any of its Subsidiaries, any notification or communication from any Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Laws, Judgments, or Permits or engaging in an unsafe or unsound activity or is in troubled condition, or any Action instituted or pending, or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries and significant Loan issuances), and (ii) provide Parent and its Representatives with any books, records or other information reasonably requested by Parent or its Representatives and in the Company’s possession in connection with such review, investigation and evaluation. The Company will consider in good faith any reasonable requests from Parent for any of the above-referenced information as may be available in final form prior to the delivery of the Closing Financial Statements.
(d)Following the delivery of the Closing Financial Statements: (i) Parent will have five (5) Business Days to review the Closing Financial Statements and provide any reasonable comments, which the Company will consider in good faith, and (ii) Parent and the Company shall work together in good faith to agree on the Closing Financial Statements, including the calculation of the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company contained therein. In the event that Parent and the Company are unable to agree on the Closing Financial Statements, including the calculation of the Company Common Equity Tier 1 Capital Ratio or the Minimum Tangible Common Equity of the Company, the parties may mutually agree to, but are not required to, submit such dispute to non-binding mediation administered by a mutually acceptable mediator or other neutral, before resorting to other dispute resolution procedures. The Closing Financial Statements and the calculation of the Company Common Equity Tier 1 Capital Ratio and the Minimum Tangible Common Equity of the Company contained therein agreed between the parties hereto shall become final and binding.
Section 5.15.Operating Functions. The Company and Birch Bank shall reasonably cooperate with Parent in connection with planning for the efficient and orderly combination of the parties and the operation of the Surviving Company and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other party). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. For the avoidance of doubt, Parent shall be responsible for any and all early termination fees, deconversion fees, conversion fees, data migration costs, change-in-control or assignment fees, and all such other fees, costs, and expenses associated with any Contract of Company, Birch Bank, and their respective subsidiaries as a result of or in connection with the Transactions, regardless of whether such Contracts are terminated in connection with Closing or retained by the Surviving Company, Surviving Bank, or their respective subsidiaries.
Section 5.16.Cooperation. Subject to Section 5.05 and Section 5.11 of this Agreement, each of Company and Parent shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any Permit or Regulatory Approval by any Governmental Authority and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with, or to effect, the Transactions and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company and Surviving Bank with full title to all properties and assets, rights, Permits, immunities and franchises of any of the parties to the Transaction, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
Section 5.17.Real Property Matters. Within ninety (90) days following the date of this Agreement, Parent shall have the right to obtain a commitment for an American Land Title Association (“ALTA”) fee owner’s policy of title insurance (each, a “Title Commitment”) in relation to each Owned Real Property from First American Title Insurance Company or such other title company reasonably acceptable to Parent and the Company (the “Title Company”). Parent shall have the right to obtain a current property condition report, zoning report and survey of each Owned Real Property (each survey, a “Survey”), and such Surveys shall be (a) performed by persons and (b) in such form and content as is acceptable to Parent. The Company and its Subsidiaries shall provide access to Parent and its Representatives for purposes of each Survey. Parent shall have forty-five (45) days following receipt by Parent of each Title Commitment and related Survey for each respective Owned Real Property within which to notify Company of any objections to title and survey defects (each, a “Real Property Objection”) as disclosed by such

Title Commitments or Surveys that are not Permitted Liens. Parent’s failure to make any Real Property Objections within such time period will constitute a waiver of the Real Property Objections for the respective parcel of Owned Real Property, as applicable, except for any matters which arise prior to the Closing Date and after the date of the applicable Title Commitment or Survey; provided, however, if any matters arise prior to the Closing date and after the date of the applicable Title Commitment or Survey, Parent shall raise any Real Property Objections within thirty (30) days of obtaining knowledge of such matter. If Parent timely delivers any Real Property Objections, the Company shall have sixty (60) days following Company’s receipt of the respective Real Property Objections to, or to cause its applicable Subsidiaries to, (i) if such defect is monetary in nature and caused by the Company or its applicable Subsidiary, or (ii) if such title defect is nonmonetary in nature, the Company shall, or shall cause its applicable Subsidiaries to, use good faith commercially reasonable efforts to either (A) remove such title defect, or (B) seek affirmative coverage from the Title Company for any such nonmonetary title defect. The Company shall pay all costs of recording any instruments required to discharge and/or release any Lien (other than Permitted Liens) and any other costs necessary or appropriate to effect such discharge and/or release. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall have any obligation to remove or cause the Title Company to insure any Real Property Objection if the total of all damages arising out of, relating to or incurred in connection with the Real Property Objections collectively for a particular parcel of Owned Real Property does not exceed $25,000 in the aggregate for a particular parcel or Owned Real Property or $250,000 in the aggregate across all parcels of Owned Real Property; provided, however, that this sentence shall not apply to any monetary Liens affecting any parcel of Owned Real Property, which the Company and/or its Subsidiaries, as applicable, must remove as provided herein. On the Closing Date, the Company shall, at its sole cost and expense, execute and deliver, and, to the extent applicable, shall cause any applicable Subsidiary to execute and deliver customary owner’s affidavits, gap indemnities, non-imputation endorsement affidavits, other affidavits, assurances and undertakings with respect to the Owned Real Property and other documentation (all such affidavits, indemnities, undertakings, assurances and documentation, the “Company’s Title Deliverables”), as may be in a form, reasonably requested by the Title Company to issue an ALTA extended coverage form of owners’ title insurance policy with respect to each parcel of the Owned Real Property (each a “Title Policy”), insuring the good and marketable fee interest in the Owned Real Property, and (A) such Title Policy shall not be subject to any Liens, other than Permitted Liens and easements, encumbrances, covenants and restrictions of record which Real Property Objections were not raised or the Company did not agree to remove or cause to be insured over or is not required to remove or cause to be insured over because the applicable thresholds were not exceeded; (B) all standard exceptions that can be deleted by the use of the Company’s Title Deliverables are to be deleted from each Title Policy; and (C) each Title Policy shall contain endorsements as reasonably requested by Parent. Notwithstanding anything to the contrary herein, in no event shall Company or any of its Subsidiaries be required to provide or cause any of its officers or directors to provide any personal financial information, personal guaranties, or personal indemnity agreements to the Title Company for purposes of issuing any endorsements that may be required by Parent,; provided, however, that Company or its Subsidiaries, as appropriate, shall provide a standard and customary “seller’s affidavit” and “non-imputation affidavit” acceptable to the Title Company, if required by the Title Company to issue the respective Title Policy, including extended coverage, without any endorsements, except for a non-imputation endorsement; provided that in no event shall any officer or director provide any personal financial information, personal guaranties, or personal indemnity agreements relating to any affidavits or endorsements. Parent shall be responsible for all costs and expenses associated with the Title Commitments, the Surveys, the premiums on the Title Policies, and any and all endorsements requested by Parent.
Section 5.18.Certain Tax Matters. Each of the Company and Parent shall use its reasonable best efforts, subject to the express provisions of this Agreement, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Company and Parent shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Section 6.02(g) and Section 6.03(e). In connection with the foregoing, each of the Company and Parent shall deliver to such counsel that is delivering the opinions referred to in Section 6.02(g) and Section 6.03(e) a duly executed letter of representations customary for transactions of this type and reasonably satisfactory to such counsel (each a “Tax Certificate” and collectively, the “Tax Certificates”) at such times as such counsel shall reasonably request.
ARTICLE VI

Conditions to the Transactions
Section 6.01.Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Transactions, and no such Action seeking such by a Governmental Authority shall be pending or shall have been overtly threatened;
(b)Governmental Consents. All required Regulatory Approvals shall have been obtained and be in full force and effect, and all statutory waiting periods in respect thereof shall have expired;
(c)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;
(d)Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC and not rescinded; and
(e)Listing. The shares of Parent Common Stock issuable to the holders of shares of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.
Section 6.02.Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Transactions shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a)-(d) shall be true and correct in all respects as of the date hereof and as of the Effective Time with the same effect as though made as the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate, (ii) the Company Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to

“materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date), and (iii) the representations and warranties in Section 3.07(b) shall be true and correct as of the date hereof and as of the Effective Time with the same effect as though made as of such dates. The representations and warranties of the Company contained in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except, in each case, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect;
(b)Compliance with Covenants. The Company shall have complied with or performed in all material respects the obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;
(c)Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;
(d)Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and validly executed on behalf of the Company by a duly authorized executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied; and
(e)Financial Metrics. In each case as reflected in the Closing Financial Statements (as may be revised prior to the Effective Time in accordance with Section 5.14), (i) the Company and Birch Bank shall each be “well capitalized” as defined under applicable Law, (ii) the Company Common Equity Tier 1 Capital Ratio shall be no less than twelve percent (12%), and (iii) the Minimum Tangible Common Equity of the Company shall not be less than $111,952,000. A sample calculation of the Minimum Tangible Common Equity as of December 31, 2025, is set forth on Section 6.02(e) of the Company Disclosure Letter.
(f)Burdensome Condition. No Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.
(g)Tax Treatment. Parent shall have received a written opinion from Sidley Austin LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Tax Certificates.
Section 6.03.Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.03 shall be true and correct in all respects as of the date hereof and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate, (ii) the Parent Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date) and (iii) the representations and warranties in Section 4.05(b) shall be true and correct as of the date hereof and as of the Effective Time with the same effect as though made as of such dates. The representations and warranties of Parent contained in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.03(a), disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except, in each case, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect;
(b)Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects the obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement;
(c)Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect; and
(d)Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and validly executed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a), 6.03(b) and 6.03(c) have been satisfied.
(e)Tax Treatment. The Company shall have received a written opinion from Fredrikson & Byron, P.A., in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Tax Certificates.

ARTICLE VII

Termination
Section 7.01.Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted):
(a)by the mutual written consent of the Company and Parent;
(b)by either of the Company or Parent:
(i)if the Effective Time shall not have occurred on or prior to April 28, 2027 (as such date may be extended, the “Outside Date”); provided, however, that if, as of, April 28, 2027 any of the conditions set forth in Section 6.01(b), Section 6.02(e) or Section 6.01(a) (to the extent due to a Restraint relating to any Regulatory Approvals or the consents, approvals or other clearances set forth on Section 6.01(b) of the Company Disclosure Letter) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or, in the case of conditions that by their nature are to be first satisfied at the Closing, which conditions would reasonably be expected to be capable of being satisfied if the Closing were to occur on or before the Outside Date), then the Outside Date shall automatically be extended to July 27, 2027, and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii)if any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or such party’s failure to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events or conditions specified in this Section 7.01(b)(ii) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or
(iii)if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained.
(c)by Parent:

(i)if the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within thirty (30) calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from the date on which Parent informs the Company in writing of Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(ii)if (A) the Board of Directors of the Company shall have made an Adverse Recommendation Change (B) the Board of Directors of the Company shall have failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal within ten (10) Business Days after the commencement thereof or (C) the Board of Directors of the Company failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal; or
(iii)if any Governmental Authority has granted a Regulatory Approval, but such Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.
(d)by the Company:
(i)if either of Parent or Merger Sub shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b), and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the date on which the Company informs Parent in writing of the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii)prior to receipt of the Company Stockholder Approval, to enter into a Company Acquisition Agreement that provides for a Superior Proposal pursuant to and in accordance with Section 5.02(d)(II); provided that (A) such Superior Proposal did not result from a breach of Section 5.02(a) and the Company has complied in all material respects with all other provisions of Section 5.02 in relation to such Superior Proposal and (B) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due and payable under Section 7.03(a) so long as Parent has provided the Company with wire instructions for such payment.
Section 7.02.Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05, this Section 7.02, Section 7.03 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, to the extent proven, damages based on loss of the economic benefit of the Transactions to the other parties hereto and the stockholders of such other parties).
Section 7.03.Termination Fee.
(a)In the event that: (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii); provided that (A) a Takeover Proposal shall have been made, proposed or communicated by a third party after the date of this Agreement and (B) within twelve (12) months after the date this Agreement is terminated, the Company or any of its Subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the Person or Persons that made the Takeover Proposal referred to in clause (A)); provided, however, that, for purposes of clauses (A) and (B) of this Section 7.03(a), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”; or (ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii); then, in any such event under clause (i) or (ii) of this Section 7.03(a)(i), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the consummation of the Takeover Proposal referred to in clause (B) thereof; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $4,550,000.
(b)In the event this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.01(b)(i) (and, at such time, any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent due to a Restraint relating to any Regulatory Approvals), shall not have been satisfied or waived) or Section 7.01(b)(ii), or (ii) by Parent pursuant to Section 7.01(c)(iii), then Parent shall pay or cause to be paid the Parent Termination Fee to the Company or its designee by wire transfer of same-day funds within two (2) Business Days after such termination, so long as the Company has provided Parent with wire instructions for such payment. As used herein, “Parent Termination Fee” shall mean a cash amount equal to $1,950,000; the Company Termination Fee and Parent Termination Fee may be referred to as the “Termination Fees.”
(c)Each of the parties hereto acknowledges that the agreement contained in this Section 7.03 is an integral part of the Transactions, and that without this agreement, the other parties hereto would not enter into this Agreement. Accordingly, if the party owing such Termination Fee (for purposes of this Section 7.03, the “Paying Party”) fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, the party to whom such Termination Fee is owed (for purposes of this Section 7.03, the “Payee”) commences an Action which results in a judgment against the Paying Party for the payment set forth in this Section 7.03, such Paying Party shall pay or cause to be paid to the Payee its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such Action, together with interest on the applicable Termination Fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Each of the parties hereto acknowledges that any amount payable by the Paying Party pursuant to this Section 7.03, including the applicable Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate the Payee for the disposition of its rights under this Agreement in the circumstances in which such amount is due and payable, which amount would otherwise be impossible to calculate with precision.
(d)Subject in all respects to the parties’ injunction, specific performance and equitable relief rights set forth in Section 8.11 and the obligations of the parties under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event any Termination Fee is paid in circumstances for which such fee is payable pursuant to Section 7.03(a) or (b) and paid, payment of the applicable Termination Fee shall be the sole and exclusive monetary damages remedy of Payee against the Paying Party and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While a party may pursue both a grant of specific performance in accordance with Section 8.11 and payment of the Termination Fee under Section 7.03, under no circumstances shall a party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any monetary damages, including all or any portion of the applicable Termination Fee.
ARTICLE VIII

Miscellaneous
Section 8.01.Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
Section 8.02.Disclosure Letters. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not, in and of itself, constitute, or be deemed to be an admission by the Company or Parent, as applicable, or any of its Subsidiaries or any other Person, or to otherwise imply that any such information, item or matter (i) has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or otherwise represents an exception or material fact, event or circumstance for the purposes of the Agreement, (ii) did not arise in the ordinary course of business or (iii) meets or exceeds a monetary or other threshold specified for disclosure in the Agreement. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not constitute, or be deemed to be, an admission by any Person to any other Person of any information, matter or item whatsoever (including any violation of applicable Law or Judgment (or that disclosure is required under applicable Law or Judgment) or breach of Contract), nor shall it establish, or be deemed to establish, a standard for materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. In such cases where a representation or warranty is qualified by a reference to materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, the disclosure of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not imply that any other undisclosed information, item or matter that has a greater value or could otherwise be deemed more significant (x) is or is reasonably likely to be material or (y) has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. Disclosure of any information, item or matter set forth in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection.
Section 8.03.Acknowledgment by the Company. The Company acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of Parent. Except for the representations and warranties made by Parent and Merger Sub in Article IV or in any certificate delivered by Parent in connection with the Mergers, the Company (for itself and on behalf of its Representatives) acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any other Person, (a) has made or is making, and the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective

Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents or other material developed by or provided or made available to the Company or any of its Representatives in anticipation or contemplation of any of the Transactions. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters. Any independent investigation of the Parent made by the Company (for itself or on behalf of its Representatives) shall not affect or be deemed to modify or waive the representations, warranties, covenants or agreement contained in this Agreement.
Section 8.04. Acknowledgment by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Representatives have desired or requested to review, that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company in connection with the Mergers, Parent and Merger Sub (each for itself and on behalf of its Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making, and each of Parent, Merger Sub and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or obligation to Parent, Merger Sub or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business and strategic plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent and Merger Sub acknowledge (for itself and/or on behalf of its Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its subsidiaries.
Section 8.05.Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.

Section 8.06.Extension of Time, Waiver, etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the covenants or agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.07.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned). No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.07 shall be null and void.
Section 8.08.Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 8.09.Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Subsidiary Plan of Merger, the Voting and Restriction Agreements and the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) from and after the Effective Time, if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration as provided in Section 2.01; (b)  the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (c) the rights of the Related Parties set forth in Section 7.03(d); and (d) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of this Section 8.09, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (d) to be enforceable), to pursue damages for the loss of the premium that such stockholders would have been entitled to receive pursuant to the terms of this Agreement if the Transactions had been consummated in accordance with its terms, which are intended for the benefit of, and shall be enforceable by, the Persons referred to respectively in clauses (a) through (d) above.
Section 8.10.Governing Law; Jurisdiction.
(a)This Agreement, and all Actions arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.

(b)All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the sole and exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any forum other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.10(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement or the Transactions shall be effective if notice is given in accordance with Section 8.13; provided, however, that nothing herein shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. The parties hereto agree that a final judgment issued by the above named courts in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 8.11.Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.10(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 8.12.WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED

AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13.Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
If to Parent or Merger Sub, to it at:
    OppFi, Inc.
    130 E. Randolph Street
    Suite 3400
    Chicago, IL 60601
    Attention: Marv Gurevich, General Counsel
    E-mail: mgurevich@oppfi.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
830 Brickell Plaza
Suite 4300
Miami, FL 33131
Attention: Joshua M. Samek
    George M. Hunter
Email: jsamek@sidley.com
    george.hunter@sidley.com
If to the Company, to it at:
BNCCORP, Inc.
2 East Main Avenue
Bismarck, ND 58501
Attention: Michael Vekich, Chairman
E-mail: vekich@vekich.com

with copies (which shall not constitute notice) to:
Fredrikson & Byron, P.A.
60 South Sixth Street
Suite 1500
Minneapolis, MN 55402
Attention:    Karen L. Grandstrand
    Caitlin Houlton Kuntz
Email:    kgrandstrand@fredlaw.com
    choultonkuntz@fredlaw.com
or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.14.Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
Section 8.15.Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Accounting Standards” means GAAP, as modified by applicable regulatory accounting principles, and applied consistent with past practices.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks, and other AI tools or methodologies, all Software implementations of any of the foregoing, and related hardware or equipment.
“BHC Act” means the federal Bank Holding Company Act of 1956.

“Birch Bank” means BNC National Bank, a national bank and wholly owned Subsidiary of the Company.
“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.
“Business Intellectual Property” means all Owned Company Intellectual Property and all other Intellectual Property licensed to, controlled, used or held for use by the Company or any of its Subsidiaries.
“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 051) or any successor form of the Federal Financial Institutions Examination Council of Birch Bank.
“Code” means the Internal Revenue Code of 1986.
“Commonly Controlled Entity” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Company Charter Documents” means the Articles of Incorporation of the Company and the bylaws of the Company, each as amended or restated, as the case may be, and as in effect on the date hereof.
“Company Common Equity Tier 1 Capital Ratio” means the ratio of the Company’s common equity tier 1 capital to the Company’s standardized total risk-weighted assets, in each case, as calculated in the manner set forth in the Financial Statements and in accordance with Part 217 of the Federal Reserve’s regulations (12 CFR Part 217). The Company Common Equity Tier 1 Capital Ratio shall be calculated (a) excluding accumulated other comprehensive income, and (b) plus the Company Transaction Fees in an amount not to exceed $4,650,000.
“Company Data” means all data, information, and data compilations contained in the Company IT Assets or any databases of the Company and its Subsidiaries, including Personal Information and confidential information, that are used by, or necessary to the business of, the Company and its Subsidiaries.
“Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.01, Section 3.02 (excluding Sections 3.02(a)-(d)), Section 3.03 (excluding Sections 3.03(d)(ii)(y) and (z)), Section 3.04; Section 3.10, Section 3.20, Section 3.30 and Section 3.31.
“Company IT Assets” means the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches,

interfaces, data, databases, data communication lines, network and telecommunications equipment, operational technology, ICS/SCADA controls, IoT devices, websites and Internet-related information technology infrastructure, wide area network and other data communications or information technology equipment, owned or leased by, licensed to, or used by Company or its Subsidiaries to Process Company Data in the conduct of the business of the Company and its Subsidiaries.
“Company Lease” means any lease, ground lease, sublease, license, occupancy agreement or other Contract (including any modifications, amendments, extensions, assignments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any Leased Real Property.
“Company Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by the Company of the Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence to the extent (i) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (ii) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to (I) the representations and warranties (in whole or in relevant part) made by the Company in this Agreement (or the related condition to consummation of the Transactions), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of this Agreement or the consummation of the Transactions or (II) the obligation in Section 5.01(a)(i), (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this

Agreement (other than the obligation in Section 5.01(a)(i)) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure of the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Company Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, commission, incentive, deferred compensation, profit sharing, retirement, pension, post-retirement, vacation, paid time off, severance or termination pay, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, (ii) to which the Company or any of its Subsidiaries is a party, (iii) in which any director, employee or individual service provider of the Company or any of its Subsidiaries participates related to their services provided to the Company or any of its Subsidiaries, or (iv) with respect to which the Company or any Subsidiary thereof has any liability or obligation (including contingent liability).
“Company Transaction Fees” means all fees, costs or expenses incurred or payable by the Company or any of its Subsidiaries in connection with the Transactions,

including, but not limited to, (a) the fees and expenses charged by any third party attorneys, accountants, financial advisors, auditors, bankers, investment bankers, brokers and consultants retained by the Company or any of its Subsidiaries, (b) any change in control, severance, retention, transaction, bonus or similar payments or obligations owed to any director, officer, employee or independent contractor of Company or any of its Subsidiaries that become payable (in whole or in part) upon the consummation of the Transactions, and (c) any termination, cancellation, assignment, change-in-control, conversion, deconversion, amendment or similar fees, costs or penalties arising in connection with the Transactions payable to any vendor or service provider, including as may be incurred under any Contract or Company Plan.
“Compliant” means, in respect of financial information, that (a) such information does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in such financial information, in light of the circumstances under which they were made, not misleading, (b) the financial statements included within the financial information would be not be stale under customary practices for financings of the type contemplated (including, for the avoidance of doubt, any permanent or take out financing), (c) the Company’s auditor shall not have withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial information contained in the financial information (as applicable), (d) the Company has not determined to undertake a restatement of any historical financial statements contained in the financial information of the Company or that any such restatement is under consideration, and (e) the consolidated financial statements and other financial information included in such financial information are sufficient to permit any lenders, underwriters, placement agents, initial purchasers or other financing sources engaged in connection with the financing of the Transactions to receive customary comfort letters (including customary negative assurance and change-period comfort) from the Company’s independent auditors in connection with such financing, in order to consummate any offering of debt, equity, equity-linked or equity-backed securities.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.
“Copyright” has the meaning set forth in the definition of Intellectual Property.
“Criticized Loan” means a Loan that was classified by the Company or any of its Subsidiaries as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.
“Data Processor” means any Person that Processes Company Data on behalf of or at the direction of the Company and its Subsidiaries, including a “service provider,” “contractor,” or “processor,” as those terms are defined by Privacy, Data Security, and AI Requirements.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Domain Name” has the meaning set forth in the definition of Intellectual Property.
“DPA” means Section 721 of title VII of the Defense Production Act of 1950, and the effective regulations promulgated thereunder.
“Environmental Laws” means all applicable Laws regarding the protection of the environment, natural resources or human health (in relation to exposure to Hazardous Materials) or relating to the use, generation, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release or threatened Release of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.) and any amendments.
“Equity Interests” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests or any similar term under applicable Law, including nominee, qualifying and similar shares.
“Equity Rights” means, as applicable, any arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended and the rules and regulations promulgated thereunder.
“Exchange Ratio” means 1.90.
“Export-Import Laws” means all applicable Laws relating to the export, re-export, transfer, release, import, customs clearance, or movement of goods, software, technology or services, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and customs and import Laws administered by U.S. Customs and Border Protection.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.
“Fraud” means the actual, knowing and intentional fraud of any party to this Agreement in connection with the representations and warranties set forth in Article III or Article IV.
“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
“Generative AI Tool” means generative AI Technology capable of automatically producing various type of content (such as source code, text, images, audio and synthetic data) based on user-supplied prompts.
“Governmental Authority” means the SEC, the NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, the Federal Reserve, the FDIC, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, or any other government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign, international or multinational.
“Hazardous Materials” means any chemical, substance, material, or waste that is defined as, designated, listed or deemed hazardous or toxic or as a pollutant or contaminant, including petroleum and its by-products, asbestos or asbestos containing materials, radioactive materials or wastes, per- and polyfluoroalkyl substances, and polychlorinated biphenyls, or is otherwise regulated by, or that may give rise to liability or standards of conduct pursuant to, any Environmental Laws, including hazardous wastes under the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., and hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq.
“Industry Security Standards” shall mean recognized and reputable security standards, guidelines and frameworks commonly used by Persons operating in the commercial banking industry concerning the Processing Personal Information and other sensitive data, including Interagency Guidelines Establishing Information Security Standards as set forth in 12 CFR Part 225, Appendix F, and 12 CFR Part 30, Appendix B.
“Intellectual Property” means all of the following, in each case in any jurisdiction throughout the world, any and all worldwide industrial, proprietary, and intellectual property rights (including all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable), of every kind and nature, whether existing now or in the future, including all rights and interests pertaining to or deriving from: (a) any patent or patent application (“Patent”); (b) any trademark, service mark, trade dress, company name, business name, logo, brand or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (“Trademark”); (c) any copyright, work of authorship, copyright application or registration thereof (“Copyright”); (d) any Internet domain name (“Domain Name”); and (e) any trade secret, know-how, data or information, including a formula, pattern, compilation, program, device, method, idea, technique or process, that is not commonly known by or available to the public and that (i) derives economic value from being kept confidential or (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secret”).
“IRS” means the Internal Revenue Service.
“IT Assets” means computer and other information technology Systems, including hardware, Software, Systems, databases and documentation, reference and resource materials relating thereto.
“Knowledge” means (a) with respect to the Company, the actual knowledge, following the completion of their duties in a commercially reasonable manner, of the individuals listed on Section 8.15(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge, following reasonable inquiry of such individual’s direct reports within the Company, of the individuals listed on Section 8.15(a) of the Parent Disclosure Letter.
“Law” means any law (including common law), statute, rule, regulation, directive, ordinance, code, order, or guidance issued, entered into or promulgated by any Governmental Authority.
“Leased Real Property” means all locations of real property, including any land, buildings, structures, improvements, fixtures or other interests in real property, that is leased, subleased, licensed, rented or otherwise occupied by the Company or any of its

Subsidiaries under any lease, ground lease, sublease, license or other occupancy agreement as a tenant, subtenant or licensee.
“Lien” means (a) any pledge, lien, license, charge, mortgage, deed of trust, claim, restriction (including any restriction on use, voting, transfer, ownership, alienation, receipt of income or exercise of any other attribute of ownership), easement, encumbrances, lease, sublease, title or survey defect, infringement, interference, option, right of first refusal, right of first offer, preemptive right, covenant, collateral security agreement, UCC financing statement, reservation, equitable interest, preference, priority, conditional sale or other title retention agreement, encroachment, variance, warrant, community property interest, right of others, proxy, restrictive covenant, voting trust, matter of record, encumbrance or security interest of any kind or nature and (b) with respect to shares of capital stock or other equity or voting interests, any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests.
“Loan Documents” means, with respect to any Loan, all documentation in connection with the origination, processing, underwriting and credit approval of such Loan, including the promissory note and collateral security instruments related thereto.
“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which the Company or Birch Bank are party as a creditor, including as assignee.
“Minimum Tangible Common Equity” means the total of (a) the total stockholders’ equity of the Company, using the formula reported on Line 16(f) of Schedule SC of the Federal Reserve form Parent Company Only Financial Statement for Small Holding Companies – FR Y-9SP, but excluding accumulated other comprehensive income (as shown on Line 16(d)) and goodwill and other intangible assets, plus (b) the Company Transaction Fees in an amount not to exceed $4,650,000.
“OCC” means the Office of the Comptroller of the Currency.
“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed or made available to the Company or its Subsidiaries on standard terms and having one-time or annual licensing fees of less than $100,000 per calendar year.
“ordinary course of business” means the applicable Person’s ordinary course of business with respect to the applicable matter, consistent with such Person’s past practice, including with respect to kind, magnitude and frequency of the applicable matter.
“OREO” means real estate owned by the Company or Birch Bank and/or designated as “other real estate owned” or other similar designation by the Company or Birch Bank.

“Owned Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries.
“Owned Real Property” means all parcels of real property owned in fee simple by the Company or any of its Subsidiaries, including any buildings, structures, facilities, fixtures, systems or improvements located thereon or appurtenant thereto, and specifically excluding OREO.
“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.
“Parent Fundamental Representations” means, collectively, the representations and warranties contained in Section 4.01 (solely with respect to the first and last sentences), Section 4.02(a), Section 4.11, and Section 4.20.
“Parent Material Adverse Effect” means any effect, change, event, condition, development, occurrence or state of circumstances or facts that (a) individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably likely to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the timely consummation by the Company of the Transactions in accordance with the terms hereof; provided, however, that, solely in the case of clause (a) only, none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred, is continuing or would reasonably be likely to occur: any effect, change, event or occurrence to the extent (i) generally affecting the industry in which Parent and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (ii) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by Parent and Merger Sub in this Agreement (or the related condition to consummation of the Transactions), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement, performance or pendency of this Agreement or the consummation of the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by Parent or its Subsidiaries that is required by this Agreement or with the Company’s written consent or at the Company’s written request, or the failure to take any action by Parent or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in Parent’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of Parent, (8) any failure of Parent to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Parent Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which Parent and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect).
“Parent Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, commission, incentive, deferred compensation, profit sharing, retirement, pension, post-retirement, vacation, paid time off, severance or termination pay, disability, hospitalization, health, medical, life insurance, fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, that is (i) sponsored, maintained or contributed to by the Parent or any of its Subsidiaries or which the Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, (ii) to which the Parent or any of its Subsidiaries is a party, (iii) in which any director, employee or individual service provider of the Parent or any of its Subsidiaries participates related to their services provided to the Parent or any of its Subsidiaries, or (iv) with respect to which the Parent or any Subsidiary thereof has any liability or obligation (including contingent liability).
“Patent” has the meaning set forth in the definition of Intellectual Property.

“Permit” means any license, franchise, permit, certificate, registration, consent, approval, authorization, notification or declaration from any Governmental Authority, including, for the avoidance of doubt, approval to exercise fiduciary powers.
“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Standards, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business and for which adequate reserves have been established in accordance with the Accounting Standards that are reflected in the financial statements made available to Parent prior to the date hereof, (c) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (e) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, (f) Liens discharged at or prior to the Effective Time, (g) Liens set forth on Section 8.15(b) of the Company Disclosure Letter, (h) terms, conditions and restrictions under the Company Leases, including statutory Liens of landlords, affecting any Leased Real Property, incurred or suffered in the ordinary course of business and which do not and would not reasonably be expected to materially interfere with the use (or contemplated use), utility or value of such Leased Real Property or otherwise materially impair the present or contemplated business operations at such location, (i) Liens that have been placed by any developer, landlord or other third party on the underlying fee interest of any Leased Real Property which do not and would not reasonably be expected to materially interfere with the use (or contemplated use), or otherwise materially impair the present business operations at such location, and (j) zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any governmental entity having jurisdiction over such Real Property.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person and (b) information that constitutes “personal information”, “personally identifiable information”, “nonpublic personal information” or “personal data” or similar terms under applicable Law or under any applicable Privacy, Data Security and AI Requirements.

“Potential Takeover Proposal” means any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal.
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII.
“Privacy Laws” means, to the extent applicable to Company, its Subsidiaries, or their respective business operations, (a) all applicable Laws regulating the (1) privacy, collection, Processing, transfer, cross border transfer, localization or protection and security of Company Data, (2) cybersecurity (including secure software development), or (3) artificial intelligence, automated decision making, or machine learning technologies; (b) any requirements of self-regulatory frameworks or organizations which the Company or any of its Subsidiaries is, or has been, contractually obligated to comply with or any self-certification mechanisms to which the Company or any of its Subsidiaries has committed; (c) the PCI-DSS; and (d) any applicable industry standards, including the Network Advertising Initiative’s Self-Regulatory Code of Conduct.
“Privacy, Data Security and AI Requirements” means all (a) Privacy Laws, (b) obligations under Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that impose obligations on the Company or any of its Subsidiaries relating to Personal Information, privacy, data protection, information security, marketing, cross border transfers, localization, artificial intelligence and (c) the Privacy Policies.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction or any other processing (as defined by Privacy, Data Security and AI Requirements).
“Proprietary Software” shall mean any Software owned or purported to be owned by the Company or any of its Subsidiaries.
“Proxy Statement” means the proxy statement to be delivered to the stockholders of the Company in connection with the Company Stockholders Meeting with the SEC as part of the Registration Statement.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property and specifically excluded OREO.
“Registered Intellectual Property” means all United States and foreign Intellectual Property registrations or applications, including (a) Patent registrations and applications therefor, (b) Trademark registrations and applications therefor, (c) Copyright registrations and applications therefor and (d) Domain Name registrations, in each case of (a) through

(d) that are registered, issued, or subject to a pending application for registration or issuance before any Governmental Authority or Internet domain name registrar.
“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC to effect the registration under the Securities Act of the issuance of the shares of Parent Common Stock pursuant to the Merger, as such registration statement may be amended or supplemented from time to time.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor environment (including indoor air, ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Restricted Party” means a Person or government that is: (a) identified on any list or public announcement of Sanctions designation made by any applicable Governmental Authority; (b) organized, located, or ordinarily resident in a Sanctioned Country; (c) owned or controlled, or acting on behalf of, any of the foregoing (a)-(c); or (d) otherwise the target of Sanctions.
“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement includes Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called People’s Republics of Donetsk and Luhansk.
“Sanctions” means the economic, financial, or trade sanctions Laws, embargoes, or restrictive measures administered, enacted, or enforced by the United States, the United Kingdom, the European Union or its Member States, the United Nations, or any other applicable Governmental Authority.
“Security Incident” means any unauthorized Processing of Company Data, any unauthorized access or disruption to the Company IT Assets, or any incident that may require notification to any Person or any other entity under Privacy, Data Security and AI Requirements.
“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.
“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.
“Systems” means Software, firmware, hardware, computers, peripherals, networks, interfaces, platforms and related systems, databases, websites, and equipment, owned, leased by, licensed to or used by the Company to process, store, maintain and operate data, information and functions in connection with the business of the Company and its Subsidiaries as conducted as of the date hereof.
“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Taxes” means (a) all United States federal, state, local, or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, severance, production, environmental, real property, special assessments, escheat, abandoned unclaimed property, or personal property, sales, use, license, transfer, registration, value added, alternative or add-on minimum, ad valorem, or other taxes, imposts, levies, withholdings, custom, duty, tariff, governmental fee or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, or by Contract or otherwise.
“Trade Secret” has the meaning set forth in the definition of Intellectual Property.
“Trademark” has the meaning set forth in the definition of Intellectual Property.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Mergers and the Core Transactions.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Preferred Securities” means, collectively, the debentures of Birch Bank and the common and capital securities issued and sold by BNC Statutory Trust III described in Section 5.12 of the Company Disclosure Letter.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party and such party knew would be a material breach of this Agreement.
Section 8.16.Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
Section 8.17.Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, agreements, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Company.
Section 8.18.Interpretation.
(a)When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (i) posted to the “Project Birch” electronic datasite hosted by Datasite on behalf of the Company prior to the date hereof or (ii) delivered in person or electronically to Parent or Merger Sub or their respective Representatives, in each case, at least twenty-four (24) hours prior to the execution of this Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that in the case of any agreement or instrument, only to the extent expressly permitted by this Agreement. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. When calculating the period of time before which, within which, or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Section 8.19.Confidential Supervisory Information. Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any party hereto, and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure. To the extent legally permissible, appropriate substitute or alternative disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OPPFI INC.
by
/s/ Todd Schwartz
Name: Todd Schwartz
Title: Chief Executive Officer

BIRCH MERGER SUB, LLC
by
/s/ Todd Schwartz
Name: Todd Schwartz
Title: Chief Executive Officer

BNCCORP, INC.
by
/s/ Michael M. Vekich
Name: Michael M. Vekich
Title: Chairman of the Board
[Signature Page to Agreement and Plan of Merger]